EXECUTION VERSION

EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DG FASTCHANNEL, INC.,

DG ACQUISITION CORP. VI.

AND

ENLIVEN MARKETING TECHNOLOGIES CORPORATION

DATED AS OF MAY 7, 2008

i

AGREEMENT AND PLAN OF MERGER

          This AGREEMENT AND PLAN OF MERGER, dated as of May 7, 2008 (this “Agreement”), by and among DG FastChannel, Inc., a Delaware corporation (“Parent”), DG Acquisition Corp. VI., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Enliven Marketing Technologies Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used herein have the meanings assigned to them in Section 8.3 or elsewhere in this Agreement as described in Section 8.4.

          WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

          WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective stockholders, and Parent has approved this Agreement and the Merger as the sole stockholder of Merger Sub;

          WHEREAS, as a condition, and an inducement, to the Company’s willingness to enter into this Agreement, simultaneously with the execution of this Agreement, the Parent Principal Stockholders have executed and delivered to the Company the applicable Support Agreements; and

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to constitute a plan of reorganization.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.
The Merger

          Section 1.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

          Section 1.2 Effective Time. On the second (2nd) business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to the satisfaction or waiver of those conditions at such time), or on such other date as the parties hereto mutually agree, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of

Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

          Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          Section 1.4 Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation and the Bylaws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Certificate of Incorporation and the Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, as the same may be amended in accordance with Section 5.14.1 hereof.

          Section 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

          Section 1.6 Tax Consequences. It is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Article 2.
Conversion of Securities; Exchange of Certificates

          Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

                    Section 2.1.1 Conversion Generally. Each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), including the associated rights of the Company (the “Company Rights”) pursuant to that certain Amended and Restated Preferred Shares Rights Agreement, dated as of June 24, 1999, between the Company and BankBoston, N.A., as Rights Agent, as amended to date (the “Company Rights Agreement”), shall be converted, subject to Section 2.2.5, into the right to receive 0.0510 of a share of common stock, par value $0.001 per share (“Parent Common Stock”), of Parent (the “Exchange Ratio”). All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2, without interest. No fractional share of Parent Common Stock shall be issued, and in lieu thereof, a cash payment shall be made pursuant to Section 2.2.5 hereof.

                    Section 2.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

                    Section 2.1.3 Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

                    Section 2.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

          Section 2.2 Exchange of Certificates.

                    Section 2.2.1 Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.1 out of the Exchange Fund. Except as contemplated by Section 2.2.5 hereof, the Exchange Fund shall not be used for any other purpose.

                    Section 2.2.2 Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2.3.

                    Section 2.2.3 Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2.5, unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

                    Section 2.2.4 Further Rights in Company Common Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2.3 or Section 2.2.5) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                    Section 2.2.5 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent.

                              Section 2.2.5.1 As promptly as practicable following the Effective Time, the Exchange Agent shall determine the difference between (A) the number of full shares of Parent Common Stock delivered to the Exchange Agent by Parent pursuant to Section 2.2.1 and (B) the aggregate number of full shares of Parent Common Stock to be distributed to holders of Company Common Stock pursuant to Section 2.2.2 (such difference being the “Excess Shares”). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Parent Common Stock, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided in this Section 2.2.5.

                              Section 2.2.5.2 The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to such holders of Company Common Stock, the Exchange Agent will hold such proceeds in trust for such holders of Company Common Stock as part of the Exchange Fund. The Company shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, the Company shall pay the Exchange Agent’s compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Company Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Company Common Stock is entitled (after taking into account all shares of Parent Common Stock to be issued to such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Company Common Stock are entitled.

                              Section 2.2.5.3 As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.2.3.

                    Section 2.2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock on the date that is six months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2.5 and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

                    Section 2.2.7 No Liability. Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Parent Common

Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

                    Section 2.2.8 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3, in each case, without any interest thereon.

                    Section 2.2.9 Withholding. Parent, the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Rights such amounts as Parent, the Exchange Agent or the Surviving Corporation are required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Exchange Agent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Rights in respect of whom such deduction and withholding was made.

          Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2.3.

          Section 2.4 Stock Options.

                    Section 2.4.1 At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company, including the 1995 Nonstatutory Stock Option Plan, the 1995 Director Option Plan, the 1996 Nonstatutory Stock Option Plan and the 2006 Equity Incentive Plan and any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, will be assumed by Parent (each, an “Assumed Company Option”). Each Assumed Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions as set forth in the Company Stock Option Plan applicable to such Assumed Company Option and any agreements thereunder immediately prior to the Effective Time, except that (A) each Assumed Company Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Assumed Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Assumed Company Option, will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Assumed Company Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. Continuous employment with the Company or its subsidiaries shall be credited to the optionee for purposes of determining the vesting of all Assumed Company Options after the Effective Time. Parent will assume the Company Stock Option Plans at the Effective Time, provided, however, that following the Effective Time, Parent will issue awards, if any, only under the 2006 Equity Incentive Plan. The 1995 Nonstatutory Stock Option Plan, the 1995 Director Option Plan and the 1996 Nonstatutory Stock Option Plan will be assumed pursuant to the preceding sentence solely for purposes of governing the Assumed Company Options following the Effective Time that were previously issued pursuant to the terms of such plans.

                    Section 2.4.2 If and to the extent necessary or required by the terms of any Company Stock Option Plan or any Company Option, the Company shall, prior to the Effective Time, take such actions as the Company deems necessary (subject to the prior approval of Parent which shall not be unreasonably withheld, delayed or conditioned) to give effect to the provisions of this Section 2.4.

          Section 2.5 Warrants. Prior to the Effective Time, the Company shall take all actions necessary to ensure that from and after the Effective Time, each unexercised and unexpired warrant to purchase shares of Company Common Stock (each, a “Company Warrant”) which is outstanding immediately prior to the Effective Time, whether or not then exercisable, shall be converted into and become a warrant to purchase shares of Parent Common Stock (each, a “Converted Warrant”) on terms substantially similar in form and substance to those in effect immediately prior to the Effective Time under the terms of each such Company Warrant; provided, however, that, subject to the terms of the Company Warrants, from and after the Effective Time, (A) each such Converted Warrant may be exercised solely to purchase shares of Parent Common Stock, (B) the number of shares of Parent Common Stock issuable upon exercise of such Converted Warrant shall be equal to the number of shares of Company Common Stock that were issuable upon exercise under the corresponding Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio rounded down to the nearest whole number of shares of Parent Common Stock and (C) the per share exercise price under such Converted Warrant shall be determined by dividing the per share exercise price of the corresponding Company Warrant immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent.

Article 3.
Representations and Warranties of the Company

          Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub simultaneously with the execution of this Agreement (the “Company Disclosure

Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, the Company hereby represents and warrants to Parent as follows:

          Section 3.1 Organization and Qualification; Subsidiaries. Except as set forth in Section 3.1.2 of the Company Disclosure Schedule, the Company and each of its subsidiaries (each a “Company Subsidiary”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

                    Section 3.1.1 The Company has delivered or caused to be delivered to Parent and Merger Sub true and complete copies of the Company’s Restated Certificate of Incorporation, as amended (the “Company Certificate”) and Bylaws (the “Company Bylaws”) as in effect on the date hereof. The Company is not in violation of the Company Certificate or Company Bylaws, and the Company Subsidiaries are not in violation of their respective organizational or governing documents. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

                    Section 3.1.2 Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of: (A) the Company Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary, (B) the jurisdictions in which the Company and each Company Subsidiary is qualified to do business as a foreign corporation or other legal entity and (C) the directors and officers of the Company, as of the date of this Agreement.

          Section 3.2 Capitalization.

                    Section 3.2.1 The authorized capital stock of the Company consists of (A) 150,000,000 shares of Company Common Stock, of which, as of the close of business on May 1, 2008, there were 99,091,039 shares issued and outstanding (excluding 160,000 shares of Company Common Stock held in treasury) and (B) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding, including 75,000 shares of Series A Participating Preferred Stock, par value $0.001 per share, reserved for issuance in connection with the exercise of Company Rights issued pursuant to the Company Rights Agreement. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Since May 1, 2008, the Company has not issued (other than Company Common Stock issued upon the exercise of Company Options outstanding as of such date) any shares of Company Common Stock or Company Preferred Stock.

                    Section 3.2.2 As of the close of business on May 1, 2008, the Company has no shares of Company Common Stock or Company Preferred Stock reserved for or otherwise subject to issuance, except for (A) 75,000 shares of Company Preferred Stock reserved for issuance pursuant to the Company Rights Agreement, (B) 8,915,362 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Options under the Company Stock Option Plans and (C) 9,663,571 shares of Company Common Stock reserved for issuance pursuant to the exercise of outstanding Company Warrants. Since May 1, 2008, the Company has not reserved for or otherwise subject to issuance any shares of Company Common Stock or Company Preferred Stock. All shares of Company Preferred Stock and Company Common Stock subject to issuance under the Company Rights Agreement, the Company Stock Option Plans or the Company Warrants, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.2.2 of the Company Disclosure Schedule sets forth a true and complete list of (i) each holder of Company Options or Company Warrants, (ii) the number of Company Options or Company Warrants, as applicable, held by such holder as of the date hereof, (iii) the number of shares of Company Common Stock subject to each such Company Option and Company Warrant (i.e., the original amount less exercises and any cancellations), (iv) the exercise price, expiration date and vesting schedule of each such Company Option and Company Warrant, and (v) whether each such Company Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code and (vi) whether each such Company Option is subject to Section 409A of the Code.

                    Section 3.2.3 Except for the Company Options, the Company Warrants and the Company Rights outstanding under the Company Rights Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, acquire or sell any Equity Interests of the Company or any Company Subsidiary. Since the close of business on December 31, 2007, the Company has not issued any shares of its capital stock or other Equity Interests (other than Company Options issued in the ordinary course of business consistent with past practice and shares of Company Common Stock issued upon the exercise of Company Options).

                    Section 3.2.4 Except as set forth in Section 3.2.4 of the Company Disclosure Schedule, there are no outstanding obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any shares of Company Common Stock or other Equity Interests in the Company or any Company Subsidiary.

                    Section 3.2.5 The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for Equity Interests in the Company Subsidiaries and as set forth in Section 3.2.5 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary owns directly or indirectly any Equity Interest in any person, or has any obligation or has made any commitment to acquire any such

Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person. Since the close of business on December 31, 2007, no Company Subsidiary has issued any shares of capital stock or other Equity Interests.

          Section 3.3 Authority.

                    Section 3.3.1 The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the Company Stockholder Approval. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

                    Section 3.3.2 The Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the board of directors of the Company (the “Company Board”). True and complete copies of all Company Board resolutions reflecting such actions have been previously provided to Parent. No other state takeover statute or similar statute or regulation applies or purports to apply to the Merger or any other transaction contemplated by this Agreement.

                    Section 3.3.3 The Company Rights Agreement has been amended so that: (A) Parent, Merger Sub and each Parent Subsidiary are exempt from the definition of “Acquiring Person” contained in the Company Rights Agreement, and no “Shares Acquisition Date” or “Distribution Date” or “Triggering Event” (as such terms are defined in the Company Rights Agreement) will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, and (B) the Company Rights Agreement will terminate and the Company Rights will expire immediately prior to the Effective Time. The Company Rights Agreement, as so amended, has not been further amended or modified. The Company has previously provided a true and complete copy of the Company Rights Agreement and all amendments thereto to Parent and the Merger Sub.

          Section 3.4 No Conflict. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (A) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company Certificate or Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5 have been obtained and all filings and notifications described in Section 3.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or any of their respective properties or assets or (C) except as set forth in Section 3.4 of the Company Disclosure Schedule, require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien upon any of the respective properties or assets of the Company or any Company Subsidiary pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

          Section 3.5 Required Filings and Consents. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (A) the filing and recordation of the Certificate of Merger as required by the DGCL, (B) the Company Stockholder Approval, (C) filings required under, and compliance with any applicable requirements of, the HSR Act, (D) compliance with the applicable requirements of the Exchange Act, (E) compliance with the applicable requirements of the Securities Act, (F) compliance with any applicable foreign or state securities or Blue Sky Laws, (G) filings with the SEC as may be required by the Company in connection with this Agreement and the transactions contemplated hereby, (H) such filings as may be required under the rules and regulations of NASDAQ, and (I) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other person, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.6 Permits; Compliance With Law.

                    Section 3.6.1 The Company and each Company Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Company Permits”), except where the failure to have any Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.6.1(a) of the Company Disclosure Schedule contains a true and complete list of all material Company Permits. Except as set forth in Section 3.6.1(b) of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with the terms of the Company

Permits, and all of the Company Permits are valid and in full force and effect, except where the failure to be in compliance with any Company Permits, or the failure of any Company Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, nor do reasonable grounds exist for any such action.

                    Section 3.6.2 Except as set forth on Section 3.6.2 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is or since January 1, 2006 has been in conflict with, default under or violation of, or is being or since January 1, 2006 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any Company Subsidiary is pending or, to the Company’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which, if determined adversely to the Company or any Company Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

          Section 3.7 SEC Filings; Financial Statements.

                    Section 3.7.1 Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, since January 1, 2005, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any Company Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and the consolidated Company Subsidiaries included in the Company SEC Documents (collectively, the “Company Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the consolidated Company Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and the consolidated Company Subsidiaries as of the dates and for the periods referred to therein.

                    Section 3.7.2 Without limiting the generality of this Section 3.7, (A) PricewaterhouseCoopers LLP has not resigned or been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (B) no executive officer of the Company has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (C) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

                    Section 3.7.3 The Company has previously provided to Parent a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          Section 3.8 Internal Controls; Sarbanes-Oxley Act.

                    Section 3.8.1 The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for the Company and the Company Subsidiaries. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 5, as in effect on the date hereof. The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

                    Section 3.8.2 Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any Company Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, to the current Company Board or any committee thereof or to any current director or executive officer of the Company.

          Section 3.9 Disclosure Documents.

                    Section 3.9.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

                    Section 3.9.2 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to the Company by Parent or Merger Sub specifically for use therein.

          Section 3.10 Books and Records. The books and records of the Company and each Company Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of the Company and each Company Subsidiary, all of which have been made available by the Company to Parent, contain materially complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005 of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

          Section 3.11 No Undisclosed Liabilities. Except for those liabilities and obligations (A) reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2007 or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, or (C) incurred under this Agreement or in connection with the transactions contemplated hereby, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be reflected or reserved against on a balance sheet under GAAP.

          Section 3.12 Absence of Certain Changes or Events.

                    Section 3.12.1 Since December 31, 2007, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

                    Section 3.12.2 Since December 31, 2007, there has not been any Company Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

                    Section 3.12.3 Except as set forth in Section 3.12.3 of the Company Disclosure Schedule, there has not been any action taken by the Company or any Company Subsidiary from December 31, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

          Section 3.13 Employee Benefit Plans.

                    Section 3.13.1 List of Plans. Section 3.13.1 of the Company Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any Company Subsidiary, which are maintained, sponsored or contributed to by the Company or any Company Subsidiary, and under which the Company or any Company Subsidiary may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Except as set forth in Section 3.13.1 of the Company Disclosure Schedule, no Company Benefit Plan covers any employee, officer, director or consultant employed or providing services outside the United States.

                    Section 3.13.2 Deliveries. With respect to each Company Benefit Plan the Company has delivered or made available, to the extent requested, to Parent complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Company Benefit Plan, (G) all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.

                    Section 3.13.3 General Compliance. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement have been timely made, in all material respects, or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Financial Statements prior to the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any Company Subsidiary could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

                    Section 3.13.4 Tax Qualification of Plans. Each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (A) has received a favorable determination letter from the IRS as to its qualified status, (B) may rely upon a prototype opinion letter or (C) the remedial amendment period for such Company Benefit Plan has not yet expired, and to the knowledge of the Company no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.

                    Section 3.13.5 Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. Except as would not reasonably be expected to result in material liability to the Company, (A) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in liability to the Company or any ERISA Affiliate, (B) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Company Financial Statements prior to the date of this Agreement), (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (D) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (E) all contributions and payments to such Company Benefit Plan are deductible under Code Sections 162 or 404, (F) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (G) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

                    Section 3.13.6 Title IV of ERISA. To the knowledge of the Company, (A) no Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and neither the Company nor any Company Subsidiary has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (B) no material liability under Title IV of ERISA has been incurred by the Company or any Company Subsidiary that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (C) none of the assets of the Company or any Company Subsidiary is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

                    Section 3.13.7 Change in Control. Except as set forth in Section 3.13.7 of the Company Disclosure Schedule, no amount that could be received (whether in cash or property or the vesting of property), by any employee, officer or director of the Company or any Company Subsidiary who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan would reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement.

                    Section 3.13.8 Retiree Health/COBRA. Except as required by Law or as set forth in Section 3.13.8 of the Company Disclosure Schedule, no Company Benefit Plan provides any retiree or post-employment medical, disability or life insurance benefits to any person.

          Section 3.14 Labor and Other Employment Matters.

                    Section 3.14.1 The Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. Neither the Company nor any Company Subsidiary is, or has been within the past five years, a party to any collective bargaining or labor agreement. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, material liability to the Company or any Company Subsidiary, neither the Company nor any Company Subsidiary has engaged in any unfair labor practice and there are no complaints against the Company or any Company Subsidiary pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any employee of the Company or any Company Subsidiary. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to the Company’s knowledge, threatened with respect to the employees of the Company or any Company Subsidiary, and during the past five years, neither the Company nor any Company Subsidiary has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause the Company or any Company Subsidiary to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. None of Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                    Section 3.14.2 The Company has identified in Section 3.14.2(a) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants or independent contractors to the Company or any Company Subsidiary; (B) all severance programs and policies of the Company and each Company Subsidiary with or relating to its employees; and (C) all plans, programs, agreements and other arrangements of the Company and each Company Subsidiary with or relating to its directors, officers, employees, consultants or independent contractors which contain change in control provisions. Section 3.14.2(b) of the Company Disclosure Schedule lists each employee and consultant of the Company and each Company Subsidiary as of the date hereof (including title, position and date of hire or engagement), and lists each such individual’s compensation (including base salary, wages, rate of pay, bonus, incentive compensation and employee benefits).

                    Section 3.14.3 Except as set forth in Section 3.14.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or employee of the Company or any Company Subsidiary or affiliate, from the Company or any Company Subsidiary or affiliate under any Company Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

                    Section 3.14.4 Neither the Company nor any Company Subsidiary has effectuated, within the past two years, a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary.

           Section 3.15 Contracts; Indebtedness.

                    Section 3.15.1 Except for contracts filed in unredacted form as exhibits to the Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2007, as filed with the SEC on April 29, 2008, Section 3.15.1 of the Company Disclosure Schedule sets forth a true and complete list of each contract to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (A) any agreement that limits the freedom of the Company, any Company Subsidiary or any of the Company’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals; (B) any agreement that, after the Effective Time, would have the effect of limiting the freedom of Parent or any Parent Subsidiary or current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals; (C) any joint venture or partnership agreement; (D) any agreement with a supplier or a customer providing for annual payments or receipts in excess of $200,000 with a term in excess of one year; (E) any agreement that involves future expenditures or receipts by the Company or any Company Subsidiary of more than $200,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty; (F) any agreement that by its terms limits the payment of dividends or other distributions by the Company or any Company Subsidiary; (G) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of the Company or any Company Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses; (H) any acquisition agreement with a purchase price in excess of $500,000 or that contains “earn-out” provisions or other contingent payment obligations; (I) any divestiture agreement with a purchase price in excess of $250,000 or that contains ongoing indemnification obligations or other material obligations; (J) any agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement; (K) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $200,000 individually; (L) any material lease, sublease or other contract with respect to the Leased Real Property; (M) any material license or contract relating to the Material Intellectual Property; (N) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); or (O) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract of the type described in this Section 3.15.1 is referred to herein as a “Company Material Contract.” True and complete copies of each Company Material Contract have been provided by the Company to Parent, or publicly filed with the SEC.

                    Section 3.15.2 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) each Company Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, of the other party or parties thereto, in accordance with its terms; (B) each Company Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (C)

the Company and each Company Subsidiary has in all material respects performed all obligations required to be performed by it under each Company Material Contract and, to the knowledge of the Company, each other party to each Company Material Contract has in all material respects performed all obligations required to be performed by it under such Company Material Contract; (D) none of the Company or any Company Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Company Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (E) neither the Company nor any Company Subsidiary has received any notice from any other party to any such Company Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Company Material Contract. There are no material payment obligations that are owing and past due under the Company Material Contracts.

          Section 3.16 Litigation.

                    Section 3.16.1 Except as set forth in Section 3.16 of the Company Disclosure Schedule, there is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of the Company or any Company Subsidiary that, individually or in the aggregate, if determined adversely to the Company or any Company Subsidiary has had or would reasonably be expected to have a Company Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by the Company of any of its material obligations under this Agreement. The Company has delivered to Parent all correspondence with the NASDAQ Listing Qualifications Department for the past three years and Section 3.16 of the Company Disclosure Schedule sets forth the current status of the Company’s delisting notice from NASDAQ.

                    Section 3.16.2 Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

          Section 3.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (A) the Company and each Company Subsidiary is now and has been in compliance with all Environmental Laws; (B) there has been no release, spill, discharge, treatment, storage or disposal of any Hazardous Materials either by the Company or any Company Subsidiary, or on any real property currently owned or operated by the Company or any Company Subsidiary, except in compliance with Environmental Law and in quantities or locations that would not reasonably be expected to impose a requirement on the Company or any Company Subsidiary for investigation, remediation or cleanup pursuant to Environmental Law; and (C) neither the Company nor any of the Company Subsidiaries are or have been subject to, or are aware of any information which would reasonably be expected to form the basis of, any lawsuits, actions, proceedings, claims, notices of violation, requests for information or complaints against the

Company or any Company Subsidiary regarding (i) any release or threatened release of, or exposure to, Hazardous Materials, or (ii) any violation of, or non-compliance with, any Environmental Law. This Section 3.17 contains the sole and exclusive representations and warranties of the Company and each Company Subsidiary with respect to environmental, health and safety matters, including any matters arising under Environmental Laws or relating to Hazardous Materials.

          Section 3.18 Intellectual Property.

                    Section 3.18.1 General. Section 3.18.1 of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company and each Company Subsidiary: (A) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed and the date filed or issued; (B) for each registered trademark, tradename or service mark, the application serial number or registration number, for each country, province and state, (C) for any URL or domain name, the registration date, any renewal date and name of registry; and (D) for each registered copyrighted work, the number and date of registration for each country, province and state, in which a copyright application has been registered. True and complete copies of all licenses granting Intellectual Property Rights to the Company or any of the Company Subsidiaries applicable to the Company’s or the Company Subsidiaries’ products, technology and business have been made available, other than standard, off-the-shelf software commercially available on standard terms from third-party vendors (e.g., Microsoft Windows).

                    Section 3.18.2 Sufficiency. All of the material Intellectual Property Rights owned or licensed by the Company and each Company Subsidiary are collectively referred to herein as the “Material Intellectual Property.” The Material Intellectual Property constitutes all Intellectual Property Rights necessary for the conduct of the business of the Company and the Company Subsidiaries as presently conducted, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world.

                    Section 3.18.3 Ownership. Except as set forth in Section 3.18.3 of the Company Disclosure Schedule, the Company or one of the Company Subsidiaries owns all the rights, title and interest in and to the Material Intellectual Property, free and clear of liens (other than Permitted Liens), or has a valid and enforceable right or license to use the Material Intellectual Property used in the conduct of the business of the Company or the Company Subsidiaries. Such licensed Material Intellectual Property will not cease to be valid and enforceable rights of the Company or any Company Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to hold such right, title and interest, or to have a valid and enforceable right or license to use, or the effect thereon of this Agreement, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world. Without limiting the foregoing, the owned Material Intellectual

Property has been: (A) developed by employees of the Company or a Company Subsidiary, as the case may be, within the scope of their employment; (B) developed by independent contractors who have assigned their rights to the Company or a Company Subsidiary pursuant to enforceable written agreements; or (C) otherwise acquired by the Company or a Company Subsidiary from a third party who assigned all Intellectual Property Rights and technology it has developed to the Company or such Company Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world.

                    Section 3.18.4 Absence of Claims; Non-infringement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that would materially limit or restrict the ability of the Company or the Company Subsidiaries to use, exploit, assert or enforce any of the Material Intellectual Property anywhere in the world, and except as set forth in Section 3.18.4 of the Company Disclosure Schedule: (A) no proceedings, claims, or actions have been instituted or are pending against the Company or any Company Subsidiary, or, to the knowledge of the Company, are threatened, that challenge the right of the Company or any Company Subsidiary with respect to the use or ownership of the Material Intellectual Property; (B) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of the Company, threatened, in which the scope, validity, or enforceability of any of the Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (C) to the knowledge of the Company, neither the Company’s or any Company Subsidiary’s past nor present use of the Material Intellectual Property infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other person anywhere in the world; (D) the Company has not received any notice alleging, and otherwise has no knowledge of any claim of invalidity or unenforceability of, or limitation on the Company’s or any Company Subsidiary’s right to use, any of the Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by the Company or any Company Subsidiary; (E) no person has notified the Company that it is claiming any ownership of or right to use any Material Intellectual Property; (F) the Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of the Company or any Company Subsidiary with respect thereto; and (G) to the knowledge of the Company, no person has interfered with, infringed upon or misappropriated any of the Material Intellectual Property, or is currently doing so.

                    Section 3.18.5 Licenses to Third Parties. Section 3.18.5 of the Company Disclosure Schedule lists all contracts pursuant to which any person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, the Material Intellectual Property or containing any covenant or other provision that materially limits or restricts the ability of the Company or any Company Subsidiary to use, exploit, assert, or enforce any of the Material Intellectual Property anywhere in the world. Neither the Company nor any Company Subsidiary is bound by any agreement to indemnify any other person for Intellectual Property Rights infringement, misappropriation, or similar claim, except for indemnities offered in the ordinary course of business consistent with past practice.

                    Section 3.18.6 Protection of Intellectual Property Rights. To the knowledge of the Company, all of the registrations and pending applications to Governmental Entities with respect to the Material Intellectual Property have been diligently prosecuted, all maintenance and related fees have been paid when due, and the Company and each Company Subsidiary has taken all other reasonable action required to maintain the validity and effectiveness of such registrations and pending applications to Governmental Entities with respect to the Material Intellectual Property. The Company and each Company Subsidiary has taken all reasonable steps necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers in connection with its assets or the business of the Company and the Company Subsidiaries) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the business of the Company and the Company Subsidiaries. Without limiting the foregoing, to the knowledge of the Company, (A) there has been no misappropriation of any trade secrets or other material confidential Material Intellectual Property used in connection with the business of the Company and the Company Subsidiaries by any person; (B) no employee, independent contractor or agent of the Company or any Company Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business of the Company and the Company Subsidiaries; and (C) no employee, independent contractor or agent of the Company or any Company Subsidiary is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Material Intellectual Property. To the knowledge of the Company, no funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of the Material Intellectual Property. Neither the Company nor any Company Subsidiary has made any submission or suggestion to, and is not subject to any agreement with, standards bodies or other entities that would obligate the Company or any Company Subsidiary to grant licenses to or otherwise impair its control of the Material Intellectual Property.

                    Section 3.18.7 Standard Form IP Agreements. The Company has provided to Parent a true and complete copy of each standard form of contract used by the Company or any Company Subsidiary at any time for the license of the Material Intellectual Property or the sale of products by the Company or any Company Subsidiary, including each standard form of (A) end user license agreement; (B) development agreement; (C) distributor or reseller agreement; (D) employee, consulting or independent contractor agreement containing intellectual property, assignment or license of Material Intellectual Property or any confidentiality provision; and (E) confidentiality or nondisclosure agreement.

                    Section 3.18.8 Software; Escrow. Except as set forth in Section 3.18.8 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary has entered into any agreement requiring the Company or any Company Subsidiary to place the software source code or other technology in escrow so that a licensee might obtain access upon the occurrence of any release condition. The Company is in compliance with all third-party software licenses.

                    Section 3.18.9 Information Technology Performance. The information technology systems used by the Company, including all computer hardware, software, firmware and telecommunications systems used in the conduct of the Company’s business as currently conducted and the information technology systems operated on behalf of the Company, perform substantially in conformance with the appropriate specifications and/or documentation provided to the Company with respect to such information technology systems and generally perform reliably. The Company has taken commercially reasonable steps to provide for secure holding, archival, back-up, recovery and restoration of its critical business data.

                    Section 3.18.10 Open Source Software. To the knowledge of the Company, none of the software of the Company or any Company Subsidiary includes, incorporates, or relies upon the use of any software or component that is subject to license rights typically or customarily referred to as “open source” or similarly permitting or requiring the source code of such software to be made available to the public, including, but not limited to, software licensed pursuant to any version of the GNU General Public License, the GNU Lesser Public License (formerly known as the GNU Library Public License) or similar licenses, or any license that satisfies any version of the Open Source Definition of the Open Source Initiative.

          Section 3.19 Tax Matters.

                    Section 3.19.1 Filing of Tax Returns. The Company and each Company Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. No claim has ever been made in writing by an authority in a jurisdiction where any of the Company or any Company Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                    Section 3.19.2 Payment of Taxes. The Company and each of the Company Subsidiaries have timely paid all material Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by Parent and the Parent Subsidiaries for all material Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof. Since the date of the most recent financial statement, neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice.

                    Section 3.19.3 Audits, Investigations or Claims. No deficiencies for Taxes against any of the Company and the Company Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other Governmental Entity. There are no pending or, to the knowledge of the Company, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    Section 3.19.4 Liens. There are no liens for Taxes other than Permitted Liens on any assets of any of the Company and the Company Subsidiaries.

                    Section 3.19.5 Tax Elections. Neither the Company nor any Company Subsidiary (A) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of the Company or any Company Subsidiary; (B) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) has made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (D) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                    Section 3.19.6 Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of the Company or any Company Subsidiary, and, after the Effective Time, none of the Company or any Company Subsidiary shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

                    Section 3.19.7 Other Entity Liability. None of the Company or any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company). None of the Company or any Company Subsidiary has any liability for the Taxes of any person (other than Taxes of the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                    Section 3.19.8 Withholding. Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                    Section 3.19.9 Spin-Offs. During the past three (3) years, neither the Company nor any Company Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and neither the stock of the Company nor the stock of any Company Subsidiary has been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

                    Section 3.19.10 Tax Shelters. Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

                    Section 3.19.11 Reorganization. None of the Company, any Company Subsidiary or, to the knowledge of the Company, any of the Company’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          Section 3.20 Insurance. The Company and each Company Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance in all material respects with customary industry practice for companies engaged in businesses similar to that of the Company and the Company Subsidiaries. The Company has made available to Parent true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries (the “Insurance Policies”). Section 3.20 of the Company Disclosure Schedule contains a true and complete list of the Insurance Policies. Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and the Company and the Company Subsidiaries are in compliance in all material respects with the terms and conditions of such Insurance Policies. Since December 31, 2005, none of the Company or any Company Subsidiary has received any notice or other communication regarding any actual or possible (A) cancellation of any Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (B) invalidation of any Insurance Policy, (C) refusal of any coverage, limitation in coverage or rejection of any material claim under any Insurance Policy, or (D) material adjustment in the amount of the premiums payable with respect to any Insurance Policy. There is no material claim by the Company or any Company Subsidiary pending under any of the Insurance Policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

          Section 3.21 Properties and Assets. The Company and the Company Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by the Company or the Company Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

          Section 3.22 Real Property.

                    Section 3.22.1 Section 3.22.1 of the Company Disclosure Schedule sets forth (A) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any Company Subsidiary (collectively, the “Leased Real Property”),(B) the address for each Leased Real Property, and (C) the current rent amounts payable by the

Company or any Company Subsidiary related to each Leased Real Property. To the knowledge of the Company, none of the Leased Real Property is subject to any lien, including any right to the use or occupancy of any Leased Real Property, other than Permitted Liens. Neither the Company nor any Company Subsidiary owns, or is a party to any agreement to purchase or acquire, any real property.

                    Section 3.22.2 As of the date of this Agreement, the Company or a Company Subsidiary has a valid leasehold estate in each parcel of Leased Real Property, in each case, free and clear of all liens. With respect to all Leased Real Property, (A) each parcel is in material compliance with all existing Laws applicable to such Leased Real Property and (B) neither the Company nor any Company Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Leased Real Property and neither the Company nor any Company Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Leased Real Property.

          Section 3.23 Opinion of Financial Advisors. The Company Board has received the written opinion of Needham & Company, LLC (the “Company Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Exchange Ratio pursuant to the Merger is fair to the stockholders of the Company (other than Parent and its affiliates) from a financial point of view. The Company shall provide a true and complete signed copy of such opinion to Parent solely for information purposes as soon as practicable after the date of this Agreement.

          Section 3.24 Vote Required. The affirmative vote of the holders of shares representing a majority of the voting power of the outstanding shares of the Company Common Stock is the only vote required of the holders of any class or series of capital stock or other Equity Interests of the Company to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

          Section 3.25 Brokers. Except for the Company’s obligations to the Company Financial Advisor, neither the Company nor any stockholder, director, officer, employee or affiliate of the Company, has incurred or will incur on behalf of the Company or any Company Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement. The Company has heretofore made available to Parent true and complete copies of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment or commission relating to the Merger or any other transactions contemplated by this Agreement.

          Section 3.26 Related Party Transactions. Except as set forth in the Company SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a creditor or debtor to, or party to any contract or transaction with, any holder of five percent (5%) or more of the Company Common Stock or any director, officer, employee or affiliate of the Company or any Company Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

          Section 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article 3 or pursuant to the certificate to be delivered pursuant to Section 6.2.1, neither Company nor any other person makes any representation or warranty with respect to the Company or any Company Subsidiary or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent, any Parent Subsidiary or Parent Representative of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article 4.
Representations and Warranties of Parent and Merger Sub

          Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company simultaneously with the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or Subsection of this Agreement, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

          Section 4.1 Organization and Qualification; Subsidiaries. Each of Parent, Merger Sub, and each of Parent’s subsidiaries (each a “Parent Subsidiary” and collectively with Merger Sub, the “Parent Subsidiaries”) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Parent, Merger Sub and the Parent Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its properties or assets or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                    Section 4.1.1 Parent has delivered or caused to be delivered to the Company true and complete copies of the Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Bylaws (the “Parent Bylaws”) as in effect on the date hereof. Parent has delivered or caused to be delivered to the Company true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Parent Subsidiary. Parent is not in violation of the Parent Certificate or Parent Bylaws, and the Parent Subsidiaries are not in violation of their respective organizational or governing documents. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

                    Section 4.1.2 Section 4.1.2 of the Parent Disclosure Schedule sets forth a true and complete list of: (A) the Parent Subsidiaries, together with the jurisdiction of organization or incorporation, as the case may be, of each Parent Subsidiary, (B) the jurisdictions in which Parent and each Parent Subsidiary is qualified to do business as a foreign corporation or other legal entity and (C) the directors and officers of Parent and each Parent Subsidiary, as of the date of this Agreement.

          Section 4.2 Capitalization.

                    Section 4.2.1 The authorized capital stock of Parent consists of (A) 200,000,000 shares of Parent Common Stock, of which, as of the close of business on May 7, 2008 there were 17,923,882 shares issued and outstanding (excluding 56,370 shares of Parent Common Stock held in treasury) and (B) 15,000,000 shares of preferred stock, no par value (the “Parent Preferred Stock”), of which no shares are issued and outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

                    Section 4.2.2 As of the close of business on May 7, 2008, Parent has no shares of Parent Common Stock or Parent Preferred Stock reserved for or otherwise subject to issuance, except for (A) 95,973 shares of Parent Common Stock reserved for issuance under Parent’s Employee Stock Purchase Plan (the “ESPP”), (B) 473,454 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding options to purchase shares of Parent Common Stock (“Parent Options”) under any stock option plan, agreement or arrangement of Parent (together with the ESPP, the “Parent Stock Option Plans”) and (C) 660,491 shares of Parent Common Stock reserved for issuance pursuant to the exercise of outstanding warrants to purchase shares of Parent Common Stock (the “Parent Warrants”). All shares of Parent Common Stock subject to issuance under the Parent Stock Option Plans, the Parent Warrants and the ESPP, as the case may be, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                    Section 4.2.3 Except for the Parent Options, the Parent Warrants and the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character of Parent or any Parent Subsidiary obligating Parent or any Parent Subsidiary to issue, acquire or sell any Equity Interests of Parent or any Parent Subsidiary. Since the close of business on December 31, 2007, Parent has not issued any shares of its capital stock or other Equity Interests (other than Parent Options issued in the ordinary course of business consistent with past practice or pursuant to the ESPP).

                    Section 4.2.4 There are no outstanding obligations of Parent or any Parent Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of or (E) granting any preemptive or antidilutive rights with respect to, any shares of Parent Common Stock or other Equity Interests in Parent or any Parent Subsidiary.

                    Section 4.2.5 The shares of Parent Common Stock to be issued in connection with the Merger, when issued as contemplated herein, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

          Section 4.3 Authority.

                    Section 4.3.1 Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Parent Stockholder Approval, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by the board of directors of Parent (the “Parent Board”), and except for obtaining the Parent Stockholder Approval, no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Parent Board has approved this Agreement, declared advisable the transactions contemplated hereby and has directed that the issuance of Parent Common Stock pursuant to this Agreement in connection with the Merger (the “Share Issuance”) be submitted to holders of shares of Parent Common Stock for their approval at a meeting of such stockholders and recommended that such stockholders approve the Share Issuance. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

                    Section 4.3.2 Each of Parent and Merger Sub have taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement or the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders or the Parent Board. True and complete copies of all Parent Board resolutions reflecting such actions have been previously provided to the Company. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement.

                    Section 4.3.3 The affirmative vote of the holders of a majority of the shares of Parent Common Stock present and voting at the Parent Stockholders’ Meeting in favor of the Share Issuance as required under the rules of NASDAQ is the only vote or approval of the holders of any class or series of capital stock of Parent which is necessary to approve the transactions contemplated by this Agreement (“Parent Stockholder Approval”).

          Section 4.4 No Conflict. None of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both): (a) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of the Parent Certificate or Parent Bylaws or any equivalent organizational or governing documents of any Parent Subsidiary; (b) assuming that all consents, approvals, authorizations and permits described in Section 4.5 have been obtained and all filings and notifications described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or any of their respective properties or assets or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien upon any of the respective properties or assets of Parent or any Parent Subsidiary pursuant to, any contract, Parent Permit or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which they or any of their respective properties or assets may be bound or affected.

          Section 4.5 Required Filings and Consents. Except as set forth in Section 4.5 of the Parent Disclosure Schedule, none of the execution, delivery or performance of this Agreement by each of Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other transaction contemplated by this Agreement, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will require (with or without notice or lapse of time, or both) any consent, approval, authorization or permit of, or filing or registration with or notification to, any Governmental Entity or any other person, other than (A) the filing and recordation of the Certificate of Merger as required by the DGCL, (B) the Parent Stockholder Approval, (C) filings required under, and compliance with any applicable requirements of, the HSR Act and other applicable foreign or supranational antitrust and competition laws set forth in Section 3.5 of the Company Disclosure Schedule, (D) compliance with the applicable requirements of the Exchange Act, (E) compliance with the applicable requirements of the Securities Act, (F) compliance with any applicable foreign or state securities or Blue Sky Laws, (G) filings with the SEC as may be required by Parent in connection with this Agreement and the transactions contemplated hereby, (H) such filings as may be required under the rules and regulations of NASDAQ, and (I) where the failure to obtain such consents, approvals, authorizations or permits of, or to make such filings, registrations with or notifications to any Governmental Entity or any other person, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.6 Permits; Compliance With Law.

                    Section 4.6.1 Parent and each Parent Subsidiary holds all authorizations, licenses, permits, certificates, variances, exemptions, approvals, orders, registrations and clearances of any Governmental Entity necessary for Parent and each Parent Subsidiary to own, lease and operate its properties and assets, and to carry on and operate its businesses as currently conducted (the “Parent Permits”), except where the failure to have any Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Section 4.6.1 of the Parent Disclosure Schedule contains a true and complete list of all Parent Permits. Parent and each Parent Subsidiary is in compliance with the terms of the Parent Permits, and all of the Parent Permits are valid and in full force and effect, except where the failure to be in compliance with any Parent Permits, or the failure of any Parent Permits to be valid or in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. No suspension, modification, revocation or cancellation of any of the Parent Permits is pending or threatened, nor do reasonable grounds exist for any such action.

                    Section 4.6.2 Neither the Parent nor any Parent Subsidiary is or since January 1, 2006 has been in conflict with, default under or violation of, or is being or since January 1, 2006 has been investigated for, or charged by any Governmental Entity with a violation of, any Law applicable to the Parent or any Parent Subsidiary or by which any property or asset of the Parent or any Parent Subsidiary is bound or affected, except for any conflicts, defaults, violations, investigations or charges that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Parent or any Parent Subsidiary is pending or, to Parent’s knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, except for such investigations or reviews, the outcomes of which, if determined adversely to the Parent or any Parent Subsidiary, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.7 SEC Filings; Financial Statements.

                    Section 4.7.1 Since January 1, 2005, Parent has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any Parent Subsidiary with the SEC, as have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates the Parent SEC Documents (i) did not (or with respect to Parent SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Parent Subsidiaries is currently required to file any forms, reports or other documents with the SEC. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC comment. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and the consolidated Parent Subsidiaries included in the Parent SEC Documents (collectively, the “Parent Financial Statements”) (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of Parent and the consolidated Parent Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and the consolidated Parent Subsidiaries as of the dates and for the periods referred to therein.

                    Section 4.7.2 Without limiting the generality of this Section 4.7, (A) Ernst & Young LLP has not resigned or been dismissed as independent public accountant of Parent as a result of or in connection with any disagreement with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, (B) no executive officer of Parent has failed in any respect to make, without qualification, the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any form, report or schedule filed by the Company with the SEC since the enactment of the Sarbanes-Oxley Act and (C) no enforcement action has been initiated or, to the knowledge of the Company, threatened against the Company by the SEC relating to disclosures contained in any Company SEC Document.

                    Section 4.7.3 Parent has previously provided to the Company a complete and correct copy of any amendment or modification which has not yet been filed with the SEC to any agreement, document or other instrument which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

          Section 4.8 Internal Controls; Sarbanes-Oxley Act.

                    Section 4.8.1 Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting for Parent and the Parent Subsidiaries. Parent (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to Parent’s auditors and the audit committee of the Parent Board (and made summaries of such disclosures available to the Company) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Parent’s internal controls over financial reporting. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

                    Section 4.8.2 Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any Parent Subsidiary has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices. No current or former attorney representing Parent or any Parent Subsidiary has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any Parent Subsidiary, or any of their respective officers, directors, employees or agents, to the current Parent Board or any committee thereof or to any current director or executive officer of Parent.

          Section 4.9 Disclosure Documents.

                    Section 4.9.1 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) if applicable, the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable Laws.

                    Section 4.9.2 The Proxy Statement and any Other Filings, and any amendments or supplements thereto, do not, and will not, at (A) the time the Registration Statement is declared effective, (B) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (C) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders of Parent, (D) the time of the Company Stockholders’ Meeting, (E) the time of the Parent Stockholders’ Meeting, and (F) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.9.2 will not apply to statements or omissions included in the Proxy Statement or any Other Filings based upon information furnished in writing to Parent by the Company specifically for use therein.

          Section 4.10 Books and Records. The books and records of Parent and each Parent Subsidiary have been, and are being, fully, properly and accurately maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions. The minute books of Parent and each Parent Subsidiary, all of which have been made available by Parent to the Company, contain materially complete and correct records of all meetings and other corporate actions held or taken since January 1, 2005of their respective stockholders (or equivalent) and boards of directors (or equivalent), including committees of their respective boards of directors (or equivalent).

          Section 4.11 No Undisclosed Liabilities. Except for those liabilities and obligations (A) reflected or reserved against in the audited consolidated balance sheet of Parent as of December 31, 2007or in the notes thereto, (B) incurred in the ordinary course of business consistent with past practice since December 31, 2007, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect, or (C) incurred under this Agreement or in connection with the transactions contemplated hereby, neither Parent nor any Parent Subsidiary has incurred any liabilities or obligations of any nature, whether or not accrued, absolute, determined, determinable, fixed or contingent which would be required to be reflected or reserved against on a balance sheet under GAAP.

          Section 4.12 Absence of Certain Changes or Events.

                    Section 4.12.1 Since December 31, 2007, Parent and Parent Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice.

                    Section 4.12.2 Since December 31, 2007, there has not been any Parent Material Adverse Effect or any change, event, development, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

                    Section 4.12.3 There has not been any action taken by Parent or any Parent Subsidiary from December 31, 2007 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.2.

          Section 4.13 Employee Benefit Plans.

                    Section 4.13.1 List of Plans. Section 4.13.1 of the Parent Disclosure Schedule sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program practice, agreement, understanding or arrangement providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent, which are maintained, sponsored or contributed to by Parent, and under which Parent may have any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, retention, employment, severance, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). No Parent Benefit Plan covers any employee, officer, director or consultant employed or providing services outside the United States.

                    Section 4.13.2 Deliveries. With respect to each Parent Benefit Plan, Parent has delivered or made available, to the extent requested, to the Company complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) the most recent summaries and summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Parent Benefit Plan (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter, (F) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests) for each Parent Benefit Plan, (G) all filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program or any similar program.

                    Section 4.13.3 General Compliance. Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made, in all material respects, or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Financial Statements prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

                    Section 4.13.4 Tax Qualification of Plans. Each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code either (A) has received a favorable determination letter from the IRS as to its qualified status, (B) may rely upon a prototype opinion letter or (C) the remedial amendment period for such Parent Benefit Plan has not yet expired, and to the knowledge of Parent no fact or event has occurred that could adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code.

                    Section 4.13.5 Prohibited Transactions, Legal Actions, Ability to Amend, and Deductibility. Except as would not reasonably be expected to result in material liability to Parent, (A) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in liability to Parent or any ERISA Affiliate, (B) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (A) liability for ordinary administrative expenses typically incurred in a termination event or (B) if the Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either (x) there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or (y) such liability is reflected on the most recent balance sheet included in the Parent Financial Statements prior to the date of this Agreement), (C) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims), (D) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (E) all contributions and payments to such Parent Benefit Plan are deductible under Code Sections 162 or 404, (F) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (G) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

                    Section 4.13.6 Title IV of ERISA. To the knowledge of Parent, (A) no Parent Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and Parent has not sponsored or contributed to or been required to contribute to a Multiemployer

Plan or other pension plan subject to Title IV of ERISA, (B) no material liability under Title IV of ERISA has been incurred by Parent that has not been satisfied in full, and no condition exists that presents a material risk to Parent of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (C) none of the assets of Parent is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code.

          Section 4.14 Labor and Other Employment Matters.

                    Section 4.14.1 Parent is in material compliance with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, compensation and benefits, and wages and hours. Parent is not, and has not been within the past five years, a party to any collective bargaining or labor agreement. Except as has not had and would not reasonably be expected to result in, individually or in the aggregate, material liability to Parent, Parent nor has not engaged in any unfair labor practice and there are no complaints against Parent pending before the National Labor Relations Board or any similar state, local or foreign labor agency by or on behalf of any employee of Parent or any Parent Subsidiary. There are no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, grievances or other labor disputes pending or, to Parent’s knowledge, threatened with respect to the employees of Parent or any Parent Subsidiary, and during the past five years, neither Parent nor any Parent Subsidiary has experienced any strike, work stoppage, lock-up, slow-down or other material labor dispute or any attempt by organized labor to cause Parent or any Parent Subsidiary to comply with or conform to demands of organized labor relating to its employees or recognize any union or collective bargaining units. None of Parent or any Parent Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).

                    Section 4.14.2 Except as set forth in Section 4.14.2 of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (A) result in, directly or indirectly, any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any current or former director or employee of Parent or any Parent Subsidiary or affiliate, from Parent or any Parent Subsidiary or affiliate under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits.

                    Section 4.14.3 Neither Parent nor any Parent Subsidiary has effectuated, within the past two years, a plant closing or mass layoff, as defined in the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et. seq., affecting any one or more sites of employment or one or more facilities or operating units within any site of employment or facility of Parent or any Parent Subsidiary.

          Section 4.15 Contracts; Indebtedness.

                    Section 4.15.1 Section 4.15.1 of the Parent Disclosure Schedule sets forth a true and complete list of each contract to which the Parent or any Parent Subsidiary is a party or which binds or affects their respective properties or assets, and which falls within any of the following categories: (A) any agreement that limits the freedom of Parent, any Parent Subsidiary or any of the Parent’s current or future affiliates to compete in any line of business or sell, supply or distribute any product or service, in each case, in any geographic area, or to hire any individual or group of individuals, (B) any joint venture or partnership agreement, (C) any agreement with a supplier providing for annual payments or receipts in excess of $250,000 with a term in excess of one year, (D) any agreement that involves future expenditures or receipts by Parent or any Parent Subsidiary of more than $250,000 in any one year period that cannot be terminated on less than 90 days notice without material payment or penalty, (E) any agreement that by its terms limits the payment of dividends or other distributions by Parent or any Parent Subsidiary, (F) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Parent or any Parent Subsidiary to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses, (G) any acquisition agreement with a purchase price in excess of $2,500,000 or that contains “earn-out” provisions or other contingent payment obligations, (H) any divestiture agreement with a purchase price in excess of $1,250,000 or that contains ongoing indemnification obligations or other material obligations, (I) any agreement or plan that will increase, or accelerate the vesting of, the benefits to any party by the occurrence of any of the transactions contemplated by this Agreement, or will calculate the value of any of the benefits to any party on the basis of any of the transactions contemplated by this Agreement, (J) any agreement relating to indebtedness for borrowed money or any financial guaranty in excess of $1,000,000 individually, (K) any material lease, sublease or other contract with respect to the Parent Leased Real Property, (L) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (M) any other agreement which would prohibit or materially delay the consummation of the Merger or any other transaction contemplated by this Agreement. Each contract of the type described in this Section 4.15.1 is referred to herein as a “Parent Material Contract.” True and complete copies of each Parent Material Contract have been provided by Parent to the Company, or publicly filed with the SEC.

                    Section 4.15.2 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) each Parent Material Contract is a valid, binding and enforceable obligation of Parent or the Parent Subsidiaries and, to the knowledge of Parent, of the other party or parties thereto, in accordance with its terms; (B) each Parent Material Contract is in full force and effect and, upon consummation of the Merger, shall continue to be in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence; (C) Parent and each Parent Subsidiary has in all material respects performed all obligations required to be performed by it under each Parent Material Contract and, to the knowledge of Parent, each other party to each Parent Material Contract has in all material respects performed all obligations required to be performed by it under such Parent Material Contract; (D) none of Parent or any Parent Subsidiary knows of, or has received notice of, any violation or default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Parent Material Contract or any other contract to which it is a party or by which it or any of its properties or assets is bound or affected; and (E) neither Parent nor any Parent Subsidiary has received any notice from any other party to any such Parent Material Contract, and otherwise has no knowledge, that such party intends to terminate, or not renew, any such Parent Material Contract.

          Section 4.16 Litigation.

                    Section 4.16.1 There is no suit, claim, action, proceeding, hearing, notice of violation, investigation, arbitration or demand letter pending or, to the knowledge of Parent, threatened against or affecting Parent or any Parent Subsidiary (including by virtue of indemnification or otherwise) or their respective assets or properties, or any executive officer or director of Parent or any Parent Subsidiary that, individually or in the aggregate, if determined adversely to Parent or any Parent Subsidiary has had or would reasonably be expected to have a Parent Material Adverse Effect, challenges the validity or propriety of the Merger, or otherwise seeks to prevent or materially delay consummation of the Merger or performance by Parent and Merger Sub of any of their material obligations under this Agreement.

                    Section 4.16.2 Neither Parent nor any Parent Subsidiary is subject to any outstanding order, writ, injunction, judgment, decree or arbitration ruling, award or other finding that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

          Section 4.17 Environmental Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (A) Parent and each Parent Subsidiary is now and has been in compliance with all Environmental Laws; (B) there has been no release, spill, discharge, treatment, storage or disposal of any Hazardous Materials either by Parent or any Parent Subsidiary, or on any real property currently owned or operated by Parent or any Parent Subsidiary, except in compliance with Environmental Law and in quantities or locations that would not reasonably be expected to impose a requirement on Parent or any Parent Subsidiary for investigation, remediation or cleanup pursuant to Environmental Law; and (C) neither Parent nor any of the Parent Subsidiaries are or have been subject to, or are aware of any information which would reasonably be expected to form the basis of, any lawsuits, actions, proceedings, claims, notices of violation, requests for information or complaints against Parent or any Parent Subsidiary regarding (i) any release or threatened release of, or exposure to, Hazardous Materials, or (ii) any violation of, or non-compliance with, any Environmental Law. This Section 4.17 contains the sole and exclusive representations and warranties of Parent and each Parent Subsidiary with respect to environmental, health and safety matters, including any matters arising under Environmental Laws or relating to Hazardous Materials.

          Section 4.18 Intellectual Property.

                    Section 4.18.1 Ownership. All of the material Intellectual Property Rights owned or licensed by Parent and each Parent Subsidiary are collectively referred to herein as the “Parent Material Intellectual Property.” Parent or one of the Parent Subsidiaries owns all the rights, title and interest in and to the Parent Material Intellectual Property, free and clear of liens (other than Permitted Liens), or has a valid and enforceable right or license to use the Parent

Material Intellectual Property used in the conduct of the business of Parent or the Parent Subsidiaries. Such licensed Parent Material Intellectual Property will not cease to be valid and enforceable rights of Parent or any Parent Subsidiary by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to hold such right, title and interest, or to have a valid and enforceable right or license to use, or the effect thereon of this Agreement, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

                    Section 4.18.2 Absence of Claims; Non-infringement. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and except as set forth in Section 4.18.2 of the Parent Disclosure Schedule: (A) no proceedings, claims, or actions have been instituted or are pending against Parent or any Parent Subsidiary, or, to the knowledge of Parent, are threatened, that challenge the right of Parent or any Parent Subsidiary with respect to the use or ownership of the Parent Material Intellectual Property; (B) no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the knowledge of Parent, threatened, in which the scope, validity, or enforceability of any of the Parent Material Intellectual Property is being, has been, or could reasonably be expected to be contested or challenged; (C) to the knowledge of Parent, neither Parent’s or any Parent Subsidiary’s past nor present use of the Parent Material Intellectual Property infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other person anywhere in the world; (D) Parent has not received any notice alleging, and otherwise has no knowledge of, the invalidity of, or limitation on Parent’s or any Parent Subsidiary’s right to use, any of the Parent Material Intellectual Property, or the alleged infringement, misappropriation or breach of any rights of others by Parent or any Parent Subsidiary; (E) no person has notified Parent or any Parent Subsidiary that it is claiming any ownership of or right to use any Parent Material Intellectual Property; (F) the Parent Material Intellectual Property is not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity affecting the rights of Parent or any Parent Subsidiary with respect thereto; and (G) to the knowledge of Parent, no person has interfered with, infringed upon or misappropriated any of the Parent Material Intellectual Property, or is currently doing so.

          Section 4.19 Tax Matters.

                    Section 4.19.1 Filing of Tax Returns. Parent and each Parent Subsidiary has timely filed with the appropriate taxing authorities all material Tax Returns required to be filed through the date hereof. All such Tax Returns are complete and accurate in all material respects. No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any Parent Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                    Section 4.19.2 Payment of Taxes. Parent and each of the Parent Subsidiaries have timely paid all material Taxes due and payable, except to the extent that such Taxes are being contested in good faith and for which Parent or the appropriate Parent Subsidiary has set aside adequate reserves in accordance with GAAP. Without taking into account any transactions contemplated by this Agreement and based upon activities to date, adequate reserves in accordance with GAAP have been established by Parent and the Parent

Subsidiaries for all material Taxes not yet due and payable in respect of taxable periods ending on or before the date hereof. Since the date of the most recent financial statement, neither Parent nor any of the Parent Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business consistent with past practice or otherwise inconsistent with past custom and practice.

                    Section 4.19.3 Audits, Investigations or Claims. No deficiencies for Taxes against any of Parent and the Parent Subsidiaries have been claimed, proposed or assessed in writing by any taxing or other Governmental Entity. There are no pending or, to the knowledge of Parent, threatened audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. Neither Parent nor any of the Parent Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                    Section 4.19.4 Liens. There are no liens for Taxes other than Permitted Liens on any assets of any of Parent and the Parent Subsidiaries.

                    Section 4.19.5 Tax Elections. Neither Parent nor any Parent Subsidiary (A) has consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the assets of Parent or any Parent Subsidiary; (B) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (C) has made an election, or is required, to treat any of its assets as owned by another person pursuant to the provisions of Section 168(f) of the Internal Revenue Code of 1954 or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (D) has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; or (E) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                    Section 4.19.6 Tax Sharing Agreements. There are no Tax sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving any of Parent or any Parent Subsidiary, and, after the Effective Time, none of Parent or any Parent Subsidiary shall be bound by any such Tax sharing agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Effective Time.

                    Section 4.19.7 Other Entity Liability. None of Parent or any Parent Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is Parent). None of Parent or any Parent Subsidiary has any liability for the Taxes of any person (other than Taxes of Parent and the Parent Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                    Section 4.19.8 Withholding. Each of Parent and the Parent Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

                    Section 4.19.9 Spin-Offs. During the past three years, neither Parent nor any Parent Subsidiary has distributed the stock of any corporation in a transaction intended to satisfy the requirements of Section 355 of the Code, and neither the stock of Parent nor the stock of any Parent Subsidiary has been distributed in a transaction intended to satisfy the requirements of Section 355 of the Code.

                    Section 4.19.10 Tax Shelters. Neither Parent nor any Parent Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

                    Section 4.19.11 Reorganization. None of Parent, any Parent Subsidiary or, to the knowledge of Parent, any of Parent’s affiliates has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

          Section 4.20 Insurance. Parent and each Parent Subsidiary maintains insurance coverage with reputable and financially sound insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance in all material respects with customary industry practice for companies engaged in businesses similar to that of Parent and the Parent Subsidiaries. Parent has made available to the Company true and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of Parent and the Parent Subsidiaries (the “Parent Insurance Policies”). Section 4.20 of the Parent Disclosure Schedule contains a true and complete list of the Parent Insurance Policies. Each of the Parent Insurance Policies is in full force and effect, all premiums due thereon have been paid in full and Parent and the Parent Subsidiaries are in compliance in all material respects with the terms and conditions of such Parent Insurance Policies. Since December 31, 2005, none of Parent or any Parent Subsidiary has received any notice or other communication regarding any actual or possible (a) cancellation of any Parent Insurance Policy that has not been renewed in the ordinary course without any lapse in coverage, (b) invalidation of any Parent Insurance Policy, (c) refusal of any coverage, limitation in coverage or rejection of any material claim under any Parent Insurance Policy, or (d) material adjustment in the amount of the premiums payable with respect to any Parent Insurance Policy. There is no material claim by Parent or any Parent Subsidiary pending under any of the Parent Insurance Policies and no material claim made since December 31, 2005, in the case of any pending claim, has been questioned or disputed by the underwriters of such Parent Insurance Policies. None of the Parent Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement.

          Section 4.21 Properties and Assets. Parent and the Parent Subsidiaries have, and immediately following the Effective Time will continue to have, good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit Parent and the Parent Subsidiaries to conduct their respective businesses as currently conducted. The assets and properties (in each case, tangible or intangible) owned or used by Parent or the Parent

Subsidiaries are in satisfactory condition for their continued use as they have been used and adequate in all material respects for their current use, subject to reasonable wear and tear.

          Section 4.22 Real Property.

                    Section 4.22.1 Section 4.22.1 of the Parent Disclosure Schedule sets forth (A) a true and complete list of all real property leased, subleased or otherwise occupied by Parent or any Parent Subsidiary (collectively, the “Parent Leased Real Property”),(B) the address for each Parent Leased Real Property, and (C) the current rent amounts payable by Parent or any Parent Subsidiary related to each Parent Leased Real Property. None of the Parent Leased Real Property is subject to any lien, including any right to the use or occupancy of any Parent Leased Real Property, other than Permitted Liens. Neither Parent nor any Parent Subsidiary owns, or is a party to any agreement to purchase or acquire, any real property.

                    Section 4.22.2 As of the date of this Agreement, Parent and the Parent Subsidiaries have valid leasehold estates in each parcel of Parent Leased Real Property, in each case, free and clear of all liens. With respect to all Parent Leased Real Property, (A) each parcel is in material compliance with all existing Laws applicable to such Parent Leased Real Property and (B) neither Parent nor any Parent Subsidiary has received written notice of any proceedings in eminent domain, condemnation or other similar proceedings that are pending, and there are no such proceedings threatened, affecting any portion of the Parent Leased Real Property and neither Parent nor any Parent Subsidiary has received written notice of the existence of any outstanding writ, injunction, decree, order or judgment or of any pending proceeding, and there is no such writ, injunction, decree, order, judgment or proceeding threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Parent Leased Real Property.

          Section 4.23 Ownership of Merger Sub; No Prior Activities.

                    Section 4.23.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

                    Section 4.23.2 All of the outstanding capital stock of Merger Sub is owned directly by Parent. There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Merger Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

                    Section 4.23.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          Section 4.24 Opinion of Financial Advisor. The Parent Board has received the opinion of BMO Capital Markets Corp. (the “Parent Financial Advisor”) to the effect that, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to Parent. Parent shall provide a true and complete signed copy of such opinion to the Company solely for information purposes as soon as practicable after the date of this Agreement.

          Section 4.25 Brokers. Except for Parent’s obligations to the Parent Financial Advisor, neither Parent nor any stockholder, director, officer, employee or affiliate of Parent, has incurred or will incur on behalf of Parent or any Parent Subsidiary, any brokerage, finders’, advisory or similar fee in connection with the transactions contemplated by this Agreement.

          Section 4.26 Ownership Of Company Common Stock. Except for 10,750,000 shares of Company Common Stock and the Company Warrants held by Parent as of the date hereof, as set forth in Section 3.2.2 of the Company Disclosure Schedule, neither Parent nor any of its affiliates beneficially owns (as defined in rule 13d-3 of the Exchange Act) any Company Common Stock.

          Section 4.27 Related Party Transactions. Except as set forth in the Parent SEC Documents filed prior to the date hereof, there are no outstanding amounts payable to or receivable from, or advances by Parent or any Parent Subsidiary to, and neither Parent nor any Parent Subsidiary is otherwise a creditor or debtor to, or party to any contract or transaction with, any holder of five percent (5%) or more of the Parent Common Stock or any director, officer, employee or affiliate of Parent or any Parent Subsidiary, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

          Section 4.28 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article 4 or pursuant to the certificate to be delivered pursuant to Section 6.3.1 neither Parent nor any other person makes any representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any Company Subsidiary or Company Representative of any documentation, forecasts or other information with respect to any one or more of the foregoing.

Article 5.
Covenants

          Section 5.1 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), the Company will, and will cause each Company Subsidiary to, (A) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice, (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of the Company and each Company Subsidiary and to preserve the current relationships of the Company and each Company Subsidiary with such of the customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization, (C)(i) within 30 days of the date of this Agreement, provide Parent and Merger Sub an updated disclosure schedule pursuant to Section 3.18.1 of this Agreement which, in the case of patents and patent applications, shall include without limitation the correct patent or registration number and the current assignee or owner of record at the relevant Governmental Entity for each applicable jurisdiction and (ii) use its reasonable best efforts to take all actions necessary to establish the Company’s ownership of all right, title and interest in and to the Material Intellectual Property (subject to the security interests set forth in Section 3.18.1 of the Company Disclosure Schedule), including but not limited to having inventors execute a written assignment of all rights to inventions and filing such assignments with the applicable Governmental Entities, (D) use its reasonable best efforts to (i) take all actions necessary for the Company and each Company Subsidiary to be duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization as of the Effective Time, (ii) to ensure that the Company and each Company Subsidiary has all requisite corporate or organizational, as the case may be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, and (iii) deliver or cause to be delivered to Parent and Merger Sub prior to the Effective Time true and complete copies of the currently effective certificate of incorporation and bylaws, or equivalent organizational or governing documents, of each Company Subsidiary, (E) deliver to Parent and Merger Sub as soon as practicable but in no event later than the Effective Time a schedule which sets forth, for each Company Subsidiary, as applicable: (1) its authorized capital stock or other Equity Interests, (2) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (3) the record owner(s) thereof, and (F) within 30 days of the date of this Agreement, except for contracts disclosed on Section 3.15.1 of Company Disclosure Schedule, provide Parent and Merger Sub a true and complete list of each contract (and a copy thereof) to which the Company or any Company Subsidiary is a party or which binds or affects their respective properties or assets and which involves (i) a supplier or a customer providing for annual payments or receipts in excess of $50,000 or (ii) future expenditures or receipts by the Company or any Company Subsidiary of more than $50,000 in any one year period that cannot be terminated on less than 90 days’ notice without material payment or penalty. The Company and Parent agree to meet (whether in person or by means of telephonic meeting) at least monthly at reasonable times upon prior notice between the date hereof and the earlier of (x) the Effective Time and (y) the date that this Agreement expires or is terminated in accordance with Article 7, to review the Company’s compliance with its obligations under Sections 5.1(C), (D), (E) and (F) above. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.1 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law or the regulations or requirements of NASDAQ), and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

                    Section 5.1.1 amend or otherwise change the Company Certificate or the Company Bylaws;

                    Section 5.1.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any Company Subsidiary, other than the issuance of Company Common Stock (and the related Company Rights) upon the exercise of Company Options or Company Warrants outstanding as of the date hereof in accordance with their terms (or, if a Triggering Event (as defined in the Company Rights Agreement) by a party other than Parent or Merger Sub shall occur, the Company Rights) or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Material Intellectual Property) of the Company or any Company Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Company Subsidiary and the Company or another wholly-owned Company Subsidiary;

                    Section 5.1.3 declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

                    Section 5.1.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

                    Section 5.1.5 (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Company Subsidiary) for borrowed money, (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, (D) make or authorize any material capital expenditure in excess of the Company’s budget as disclosed to Parent prior to the date hereof or (E) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.1.5;

                    Section 5.1.6 Except as may be required by contractual commitments or corporate policies with respect to severance or termination pay or any Company Benefit Plan in existence on the date of this Agreement as disclosed in Section 3.14.2(A) of the Company Disclosure Schedule: (A) increase the compensation or benefits payable or to become payable to its current or former directors, officers or employees (except for increases in accordance with past practices in salaries or wages of employees of the Company or any Company Subsidiary which are not across-the-board increases); (B) grant any rights to severance or termination pay to, or enter into any employment or severance agreement with, any current or former director, officer or other employee of the Company or any Company Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law or the terms of a collective bargaining agreement in existence on the date of this Agreement; or (C) take any affirmative action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan;

                    Section 5.1.7 (A) pre-pay any long-term debt or pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice or (D) vary the Company’s inventory practices in any material respect from the Company’s past practices;

                    Section 5.1.8 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or by a Governmental Entity;

                    Section 5.1.9 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

                    Section 5.1.10 make any material tax election or settle or compromise any material liability for Taxes, change any Tax accounting period or any method of Tax accounting (except as required by applicable Law), file any amended material Tax Return, enter into any closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;

                    Section 5.1.11 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                    Section 5.1.12 amend or modify, or propose to amend or modify, or otherwise take any action under, the Company Rights Agreement;

                    Section 5.1.13 modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

                    Section 5.1.14 write up, write down or write off the book value of any assets, individually or in the aggregate, for the Company and the Company Subsidiaries taken as a whole, in excess of $200,000, except for depreciation and amortization in accordance with GAAP consistently applied;

                    Section 5.1.15 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL, (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares or (C) the Company Rights Agreement, any person or entity (other than Parent, Merger Sub or any Parent Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                    Section 5.1.16 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied; or

                    Section 5.1.17 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          Section 5.2 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless the Company shall otherwise agree in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Parent will, and will cause each Parent Subsidiary to, (A) conduct its operations in all material respects in the ordinary and usual course of business consistent with past practice and (B) use its reasonable best efforts to keep available the services of the current officers, key employees and consultants of Parent and each Parent Subsidiary and to preserve the current relationships of Parent and each Parent Subsidiary with such of the customers, suppliers and other persons with which Parent or any Parent Subsidiary has significant business relations as is reasonably necessary to preserve substantially intact its business organization. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 5.2 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law or any stock exchange regulations applicable to Parent), and shall not permit any Parent Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

                    Section 5.2.1 amend or otherwise change the Parent Certificate or Parent Bylaws in a manner that adversely affects the rights of holders of Parent Common Stock;

                    Section 5.2.2 (A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any Parent Subsidiary, other than pursuant to existing options, warrants, instruments or contracts outstanding as of the date hereof in accordance with their terms, or pursuant to the ESPP, provided, however, that Parent may, in its discretion, issue up to 3,000,000 shares of Parent Common Stock, without discount to the market price of the Parent Common Stock, pursuant to that certain registration statement on Form S-3 (Registration No. 333-146728), or (B), sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including Intellectual Property Rights) of Parent or any Parent Subsidiary, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice other than transactions between a wholly-owned Parent Subsidiary and Parent or another wholly-owned Parent Subsidiary;

                    Section 5.2.3 declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock;

                    Section 5.2.4 reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

                    Section 5.2.5 make any change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP or a Governmental Entity;

                    Section 5.2.6 waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

                    Section 5.2.7 take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

                    Section 5.2.8 take any action to exempt or make not subject to (A) the provisions of Section 203 of the DGCL or (B) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than the Company or any Company Subsidiary) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                    Section 5.2.9 take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on or prior to the Outside Date; or

                    Section 5.2.10 authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

          Section 5.3 Cooperation. The Company and Parent shall coordinate and cooperate and use their respective reasonable best efforts in connection with (A) the preparation of the Registration Statement, the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts, in connection with the consummation of the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Registration Statement, the Proxy Statement or any Other Filings and timely seeking to obtain any such actions, consents, approvals or waivers.

          Section 5.4 Registration Statement; Proxy Statement.

                    Section 5.4.1 As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC a joint proxy statement relating to the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”) and Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Each of Parent and the Company shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC. Each of Parent and the Company will use its reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings, and to cause the Registration Statement to become effective as promptly as practicable. Prior to the effective date of the Registration Statement, Parent shall take all or any action required under any applicable federal or state securities laws in connection with the Share Issuance. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Registration Statement, the Proxy Statement and any Other Filings. As promptly as practicable after the Registration Statement shall have become effective, each of the Company and Parent shall mail the Proxy Statement to its stockholders. The Proxy Statement shall include, (x) subject to Section 5.7.3 hereof, the Company Recommendation and (y) the recommendation of the Parent Board in favor of the Share Issuance.

                    Section 5.4.2 Subject to Section 5.7.3 hereof, no amendment or supplement (other than pursuant to Rule 425 of the Securities Act with respect to releases made in compliance with Section 5.11 of this Agreement) to the Proxy Statement, the Registration Statement or any Other Filings will be made by Parent or the Company without the approval of the other party (which approval shall not be unreasonably withheld or delayed). Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement, the Registration Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

                    Section 5.4.3 If at any time prior to the Effective Time, any event or circumstance relating to Parent or any Parent Subsidiary, or their respective officers or directors, should be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filings, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder, and other applicable Law.

                    Section 5.4.4 If at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement, the Proxy Statement or any Other Filings, the Company shall promptly inform Parent. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder, the Exchange Act and the rules and regulations thereunder and other applicable Law.

          Section 5.5 Stockholders’ Meetings.

                    Section 5.5.1 Subject to Section 5.5.3, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement and approval of the Merger and, in connection therewith, the Company shall use its reasonable best efforts to (A) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law or by the rules of NASDAQ to obtain such approval. At the Company Stockholders’ Meeting, Parent and its affiliates will vote all shares of Company Common Stock owned by them in favor of adoption of this Agreement and approval of the Merger unless there shall have occurred (i) a Company Adverse Recommendation Change, (ii) any withdrawal or modification of the Company Recommendation, or (iii) the entry by the Company into any Company Acquisition Agreement. The Company shall not be required to hold the Company Stockholders’ Meeting or take any of the other actions required by this Section 5.5.1 if this Agreement is terminated before that meeting is held.

                    Section 5.5.2 Subject to Section 5.5.3, Parent shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) for the purpose of voting upon the Share Issuance and, in connection therewith, Parent shall use its reasonable best efforts to (A) solicit from the holders of Parent Common Stock proxies in favor of the Share Issuance and (B) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law or by the rules of NASDAQ to obtain such approval. Subject to any Support Agreement to which the Company is a party, at the Parent Stockholders’ Meeting the Parent Principal Stockholders will vote all shares of Parent Common Stock owned by such parties in favor of the Share Issuance.

                    Section 5.5.3 Parent and the Company shall cooperate in holding the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting on as nearly the same day as possible, which date shall be as soon as practicable after date on which the Registration Statement becomes effective.

          Section 5.6 Access to Information; Confidentiality.

                    Section 5.6.1 Subject to applicable Laws relating to the exchange of information and except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any party hereto is a party (which such party shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each of the Company and Parent shall, and shall cause each of their respective subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, the “Representatives”) to (A) provide to the other party and their Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its Subsidiaries as the other party or its Representatives may reasonably request. No investigation conducted pursuant to this Section 5.6.1 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement.

                    Section 5.6.2 With respect to the information disclosed pursuant to Section 5.6.1, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Reciprocal Non-Disclosure Agreement, dated as of April 13, 2007, by and between the Company and Parent, as amended by that certain letter agreement between the Company and Parent dated April 8, 2008 (the “Confidentiality Agreement”).

          Section 5.7 No Solicitation of Transactions.

                    Section 5.7.1 None of the Company or any Company Subsidiary shall, directly or indirectly, take (and the Company shall not authorize or permit the Company Representatives or, to the extent within the Company’s control, other affiliates to take) any action to (A) encourage (including by way of furnishing non-public information), solicit, initiate or facilitate any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement or (C) participate in any way in discussions or negotiations with, or furnish any information to, any person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the obtaining of the Company Stockholder Approval, the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors (“nationally recognized financial advisors” shall include, without limitation, the financial advisors set forth in Section 3.23), that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, the Company may, in response to a Superior Proposal, or an unsolicited bona fide Acquisition Proposal that the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors, is reasonably likely to result in a Superior Proposal, and subject to the Company’s compliance with Section 5.5.1 and Section 5.7.2, (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Superior Proposal or Acquisition Proposal pursuant to a customary confidentiality agreement the benefits of the terms of which are no more favorable to the other party to such confidentiality agreement than those in place with Parent, (y) participate in discussions with respect to such Superior Proposal or Acquisition Proposal, and (z) to the extent reasonably required to evaluate a Superior Proposal or Acquisition Proposal that includes the issuance of securities by the person making such Superior Proposal or Acquisition Proposal enter into a customary confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement in order to obtain non-public information with respect to such person. Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned or destroyed (subject to the terms of any confidentiality agreement permitting retention of copies of confidential information).

                    Section 5.7.2 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Parent of any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any proposal or inquiry, including the identity of the person and its affiliates making the same, that it may receive in respect of any such potential Acquisition Proposal, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it in connection with such Acquisition Proposal, shall furnish to Merger Sub a copy of any such proposal or inquiry, if it is in writing, or a written summary of any such proposal or inquiry, if it is not in writing and shall keep Parent fully informed on a prompt basis with respect to any developments with respect to the foregoing.

                    Section 5.7.3 Neither the Company Board nor any committee thereof shall (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or such committee of the adoption and approval of the Merger (the “Company Recommendation”) and the matters to be considered at the Company Stockholders’ Meeting, (B) other than the Merger, approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal (any action described in clause (A) or (B) of this Section 5.7.3 being referred to as a “Company Adverse Recommendation Change”) or (C) other than the Merger, cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (each, a “Company Acquisition Agreement”), other than a confidentiality agreement permitted under Section 5.7.1 above. Notwithstanding the foregoing, nothing contained in this Section 5.7.3 shall prohibit the Company (x) from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (y) other than in connection with an Acquisition Proposal, from withdrawing or modifying the Company Recommendation if the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and, if appropriate, nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, or (z) in the event that a Superior Proposal is made and the Company Board concludes in good faith, after the receipt of advice of outside legal counsel and nationally recognized financial advisors, that it is required to take such actions in order to comply with its fiduciary obligations under applicable Law, from making a Company Adverse Recommendation change no earlier than five (5) business days following the day of delivery of written notice to Parent of its intention to do so, so long as the Company continues to comply with all other provisions of this Agreement including, without limitation, Section 5.5.1 and Section 7.2.3 hereof.

                    Section 5.7.4 Notwithstanding anything to the contrary contained in this Agreement, so long as this Agreement remains in effect, (i) the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Company Adverse Recommendation Change and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

          Section 5.8 Appropriate Action; Consents; Filings.

                    Section 5.8.1 The Company and Parent shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith and, provided, however, that nothing in this Section 5.8.1 shall require Parent to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (CC) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent. The Company and Parent shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the transactions contemplated by this Agreement.

                    Section 5.8.2 The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time or (D) otherwise referenced in Section 6.1.4 or Section 6.2.4. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                    Section 5.8.3 From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other person (A) challenging or seeking material damages in connection with the Merger or the conversion of Company Common Stock into Parent Common Stock pursuant to the Merger or (B) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any Parent Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary, which in either case would reasonably be expected to have a Company Material Adverse Effect prior to or after the Effective Time or a Parent Material Adverse Effect after the Effective Time.

          Section 5.9 Parent Board. The Parent Board shall take all necessary action to cause the full Parent Board at the Effective Time to consist of no more than nine (9) directors and to include two (2) persons (to be mutually agreed upon by the Company and Parent prior to the Effective Time) who are currently directors of the Company, such individuals to serve in the class of directors the term of which will expire at the annual meeting of the stockholders of Parent in 2010. In the event that either of these individuals ceases to be a director of the Company prior to the Effective Time or otherwise is unable or unwilling to serve on the Parent Board immediately following the Effective Time, the Company shall recommend a replacement member, subject to the reasonable approval of Parent.

          Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be reasonably likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (B) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          Section 5.11 Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with NASDAQ.

          Section 5.12 NASDAQ Listing. Parent shall promptly prepare and submit to NASDAQ and any other applicable exchange a listing application covering the shares of Parent Common Stock to be issued in the Merger and shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ or such other applicable exchange, subject to official notice of issuance, prior to the Effective Time.

          Section 5.13 Employee Benefit Matters.

                    Section 5.13.1 Parent intends to provide (or cause the Surviving Corporation to provide) to all employees of the Company or any Company Subsidiary (the “Company Employees”) who continue their employment with Parent or any Parent Subsidiary following the Effective Time with base salary rates, cash bonus target opportunities and employee benefits (other than equity plan benefits) that are substantially comparable in the aggregate to that provided to similarly situated employees of Parent or any Parent Subsidiary; provided, that it will not be a violation of this Section 5.13.1 if Parent provides base salary rates, cash bonus target opportunities and/or employee benefits (other than equity plan benefits) that are substantially comparable in the aggregate to that provided to the Company Employees immediately prior to the Effective Time. With respect to any employee benefit plan or program maintained by Parent or any Parent Subsidiary (the “Parent Benefit Plans”) in which any of the Company Employees will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of vacation and severance and participation in, but not for purposes of benefit accrual, any Parent Benefit Plan. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                    Section 5.13.2 Notwithstanding anything set forth in this Section 5.13, nothing contained herein, whether express or implied, (A) shall be treated as an amendment or other modification of any Parent Benefit Plan or any Company Benefit Plan, or (B) shall limit the right of Parent or the Company to amend, terminate or otherwise modify any Parent Benefit Plan or Company Benefit Plan following the Effective Time.

                    Section 5.13.3 For a period of one (1) year following the Effective Time, Parent shall provide severance payments and benefits to Company Employees on a basis that is comparable to similarly situated employees of Parent or a Parent Subsidiary, and for purposes thereof, a Company Employee’s service with the Company shall be treated as service with Parent.

                    Section 5.13.4 Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 5.13 with respect to employees are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (A) in any other person, including, without limitation, any current or former employees, directors, officers or consultants of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (B) to continued employment with Parent, the Company or any of their affiliates.

          Section 5.14 Indemnification of Directors and Officers.

                    Section 5.14.1 From and after the Effective Time, Parent shall, and shall cause the Company and the Surviving Corporation to, assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company or of a Company Subsidiary (each, an “Indemnitee” and, collectively, the “Indemnitees”) as provided in the Company Certificate and Company Bylaws or in any written indemnification contract between such directors or officers and the Company (in each case, as in effect on the date of this Agreement), without further action, and such obligations shall survive the Merger (prior to the Effective Time, Parent shall cause the Certificate of Incorporation and Bylaws of Merger Sub to reflect such provisions) and shall continue in full force and effect in accordance with their terms. Without limiting the foregoing, Parent shall not amend, repeal or otherwise modify the provisions with respect to rights to indemnification and exculpation from liabilities of directors and officers contained in the Certificate of Incorporation and Bylaws of Merger Sub for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnitees.

                    Section 5.14.2 For a period of six (6) years from the Effective Time (and for so long thereafter as any claims arising from acts or omission occurring at or prior to the Effective Time are being adjudicated), the Surviving Corporation shall provide to the Company’s current and former directors and officers an insurance and indemnification policy that provides coverage for acts or omissions occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement, which premium the Company represents and warrants to be approximately $265,635; provided, further, that in the event that the aggregate annual premiums for such insurance shall exceed 200% of the current aggregate annual premium, then Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as shall then be available at an annual premium of 200% of the current aggregate annual premium (but in no event shall such coverage be less than the directors’ and officers’ liability insurance coverage then provided by Parent to its directors and officers). The provisions of this Section 5.14 shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.14, which policies provide such directors and officers with coverage no less favorable than the Company’s existing policy for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.14 shall not be terminated or modified in such a manner as to adversely affect any Indemnitee to whom this Section 5.14 applies without the consent of such affected Indemnitee (it being expressly agreed that the Indemnitees to whom this Section 5.14 applies shall be third party beneficiaries of this Section 5.14).

                    Section 5.14.3 In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.14.

          Section 5.15 Plan of Reorganization. The parties hereto intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Code and will report it as such for federal, state and local income tax purposes. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts to provide the officers’ certificates and to obtain the opinion referred to in Section 6.3.3 hereto.

          Section 5.16 Company Rights Agreement. The Company covenants and agrees that it will not (A) redeem the Company Rights, (B) amend the Company Rights Agreement, other than to extend the Final Expiration Date (as such term is defined in the Company Rights Agreement); provided, however, that the Company shall not extend the Final Expiration Date to a date that is after the Outside Date, (C) take any action which would allow any person (as defined in the Company Rights Agreement) other than Parent, Merger Sub or any Parent Subsidiary to acquire beneficial ownership (for purposes of this Section 5.16, as defined in the Company Rights Agreement) of 15% or more of the outstanding shares of Company Common Stock (17.5% with respect to Computer Associates International, Inc., pursuant to the November 28, 2000 amendment to the Company Rights Agreement) without causing a Distribution Date or a Triggering Event (as each such term is defined in the Company Rights Agreement) to occur.

          Section 5.17 Delisting. Parent shall cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

Article 6.
Closing Conditions

          Section 6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

                    Section 6.1.1 Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

                    Section 6.1.2 Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have each been obtained.

                    Section 6.1.3 No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

                    Section 6.1.4 HSR Act. Any applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated, without (A) the imposition of conditions, (B) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (C) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent.

                    Section 6.1.5 NASDAQ Listing. The shares of Parent Common Stock issuable to the Company’s stockholders in the Merger shall have been approved for listing on NASDAQ, subject to official notice of issuance.

          Section 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

                    Section 6.2.1 Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

                    Section 6.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

                    Section 6.2.3 Consents and Approvals. All consents, approvals and authorizations (x) listed on Exhibit 6.2.3 and (y) any material consents, approvals and authorizations of any person other than a Governmental Entity required to be, but not, set forth in Section 3.4 or Section 3.5 or the related sections of the Company Disclosure Schedule, shall have been obtained in each case, without (A) the imposition of conditions, (B) the requirement of divestiture of material assets or property (other than Intellectual Property Rights) or (C) the requirement of a material expenditure of money by Parent or the Company to a third party in exchange for any such consent.

                    Section 6.2.4 Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and still be occurring any Company Material Adverse Effect nor shall any event or development have occurred and still be occurring that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

                    Section 6.2.5 Court Proceedings. No action, claim or investigation shall be pending (other than an action or claim brought by any stockholder of the Company relating to this Agreement or the Merger), or threatened by any Governmental Entity, having a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Parent to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

          Section 6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

                    Section 6.3.1 Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) would not, individually or in the aggregate, constitute a Parent Material Adverse Effect. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

                    Section 6.3.2 Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of a responsible officer of Parent to that effect.

                    Section 6.3.3 Tax Opinion. The Company shall have received the opinion of Milbank, Tweed, Hadley & McCloy LLP, in form and substance reasonably satisfactory to the Company, dated the date of the Effective Time, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, to the effect that for federal income tax purposes (A) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and (B) the holders of shares of Company Common Stock will recognize no gain or loss on the exchange of those shares of Company Common Stock for shares of Parent Common Stock, except to the extent those holders realize gain in respect of the receipt of cash in lieu of fractional shares, and the holders of Company Warrants will recognize no gain or loss on the conversion of those Company Warrants into Converted Warrants. In rendering such opinion, Milbank, Tweed, Hadley & McCloy LLP may rely upon reasonably requested representation letters of Parent and the Company substantially in the form attached hereto as Exhibits 6.3.3(a) and 6.3.3(b), respectively.

                    Section 6.3.4 Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and still be occurring any Parent Material Adverse Effect nor shall any event or development have occurred and still be occurring that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

                    Section 6.3.5 Support Agreements. The Support Agreements shall have been executed and delivered to the Company by the other parties thereto.

          Section 6.4 Frustration of Closing Conditions. Neither the Company, on the one hand, nor Parent or Merger Sub, on the other, may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s willful failure to use reasonable best efforts to consummate the Merger, to the extent required by and subject to Section 5.8 and the other applicable provisions of Article 5.

Article 7.
Termination, Amendment and Waiver

          Section 7.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval:

                    Section 7.1.1 By mutual written consent of Parent and the Company by action of their respective Boards of Directors;

                    Section 7.1.2 By either the Company or Parent if the Merger shall not have been consummated prior to November 7, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

                    Section 7.1.3 By either the Company or Parent if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8);

                    Section 7.1.4 By either the Company or Parent (A) if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that (i) if this Agreement is then terminable pursuant to Section 7.1.5 by Parent, the Company shall not have a right to terminate this Agreement under this Section 7.1.4(A), and (ii) if failure to obtain the Company Stockholder Approval shall be caused solely by Parent’s breach of Section 5.5.1, Parent shall have no right to terminate this agreement under this Section 7.1.4(A), or (B) if the Parent Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that if failure to obtain the Parent Stockholder Approval shall be caused by or related to a Parent Principal Stockholder’s breach of their obligations under a Support Agreement, Parent shall have no right to terminate this Agreement under this Section 7.1.4(B).

                    Section 7.1.5 By Parent if (A) a Company Adverse Recommendation Change shall have occurred; (B) the Company Board shall have determined to recommend to the shareholders of the Company that they approve an Acquisition Proposal other than that contemplated by this Agreement or shall have determined to accept a Superior Proposal; or (C) for any reason the Company fails to call or hold the Company Stockholders’ Meeting by the Outside Date;

                    Section 7.1.6 By the Company, if the Company Board determines prior to the holding of the Company Stockholders’ Meeting to accept a Superior Proposal, but only after the Company fulfills its obligations under Section 7.2.5 hereof upon such termination (provided that the Company’s right to terminate this Agreement under this Section 7.1.6 shall not be available if the Company is then in breach of Section 5.7);

                    Section 7.1.7 By Parent, if since the date of this Agreement, there shall have been any Effect (as defined herein) or series of related Effects that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 20 days after written notice thereof from Parent, or if (A)(1) there shall be breached any covenant or agreement on the part of a party other than Parent or Merger Sub set forth in this Agreement, (2) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect shall have become untrue or (3) any representation or warranty of a party other than Parent or Merger Sub set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof from Parent, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied;

                    Section 7.1.8 By the Company, if since the date of this Agreement, there shall have been any Effect or series of related Effects that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and such Parent Material Adverse Effect is not cured within 20 days after written notice thereof from the Company, or if (A)(1) Parent has breached any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, (2) any representation or warranty of Parent or Merger Sub that is qualified as to materiality or Parent Material Adverse Effect shall have become untrue or (3) any representation or warranty of Parent or Merger Sub that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 20 days after written notice thereof from the Company and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied; or

                    Section 7.1.9 By the Company if for any reason Parent fails to call or hold the Parent Stockholders’ Meeting by the Outside Date or shall fail by the Outside Date to obtain approval of the Share Issuance at such meeting or any adjournment thereof.

          Section 7.2 Effect of Termination.

                    Section 7.2.1 Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6, Section 5.11, this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

                    Section 7.2.2 Parent Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4(A) or Section 7.1.7, then the Company shall pay Parent an amount equal to the sum of Parent’s Expenses up to an amount equal to $300,000.

                    Section 7.2.3 Company Expenses. Parent and the Company agree that if this Agreement is terminated pursuant to Section 7.1.4(B), Section 7.1.8 or Section 7.1.9, then Parent shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $300,000.

                    Section 7.2.4 Payment of Expenses. Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two (2) business days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 60th day after such party delivers such notice of demand for payment, but only for amounts incurred prior to the date of termination). In any proceedings concerning payment of amounts due under this Section 7.2, the party prevailing in such proceeding shall be entitled to recover its Expenses from the other party incurred in connection therewith.

                    Section 7.2.5 Termination Fee. In the event that this Agreement is terminated pursuant to (A) Section 7.1.5 or Section 7.1.6, then the Company shall pay to Parent immediately prior to such termination, in the case of a termination by the Company, or within two (2) business days thereafter, in the case of a termination by Parent, a termination fee of $3,270,465, and (B) in the event that this Agreement is terminated pursuant to Section 7.1.4(A), and an Acquisition Proposal has been publicly announced and not expressly and publicly withdrawn prior to the Company Stockholders’ Meeting, and within 12 months following the termination of this Agreement (1) an acquisition of the Company is consummated or (2) the Company enters into an agreement providing for an acquisition of the Company, then the Company shall pay Parent a termination fee of $3,270,465 no later than two (2) business days after the earlier of the (A) consummation of such acquisition of the Company or (B) entering into such agreement providing for acquisition of the Company. Notwithstanding anything herein to the contrary, in the event that (i) this Agreement has been terminated by Parent pursuant to Section 7.1.4(A) and (ii) the Company has made a payment to Parent pursuant to Section 7.2.2, the amount payable by the Company to Parent under this Section 7.2.5 shall be reduced by any such amount paid by the Company to Parent pursuant to Section 7.2.2.

                    Section 7.2.6 All Payments. All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Each of Parent and the Company acknowledges that the payment covenants provided for in this Section 7.2 are an integral part of this Agreement and constitute liquidated damages and not a penalty, and that, without these covenants, neither party would have entered into this Agreement. In the event that either party is required to pay amounts pursuant to this Section 7.2, such payments shall be the recipient’s exclusive remedy for termination and/or breach of this Agreement.

          Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          Section 7.4 Waiver. At any time prior to the Effective Time, either Parent or Merger Sub, on the one hand, or the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by

Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          Section 7.5 Fees and Expenses. Subject to Section 7.2.1, Section 7.2.2 and Section 7.2.3 hereof, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same, whether or not the Merger is consummated.

Article 8.
General Provisions

          Section 8.1 Non-Survival of Representations, Warranties and Certain Agreements. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement, or any covenant or agreement of the parties hereto that by its terms contemplates performance exclusively prior to the Effective Time, shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance in whole or in part after the Effective Time.

          Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next business day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

          If to Parent or Merger Sub, addressed to it at:

DG FastChannel, Inc. 750 W. John Carpenter Freeway, Suite 700 Irving, Texas 75039 Attention: Chief Financial Officer Telephone No.: (972) 581-2000 Facsimile No.: (972) 581-2100

with a copy to:

Latham & Watkins LLP 555 Eleventh Street NW, Suite 1000 Washington, DC 20004 Attention: Eric L. Bernthal Joel H. Trotter Telephone No.: (202) 637-2200 Facsimile No.: (202) 637-2201

          If to the Company, addressed to it at:

Enliven Marketing Technologies Corporation 205 West 39th Street, 16th Floor New York, NY 10018 Attention: General Counsel Telephone No.: (212) 201-0800 Facsimile No.: (212) 201-0801

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP 1 Chase Manhattan Plaza New York, NY 10005 Attention: Robert S. Reder Alexander M. Kaye Telephone No.: (212) 530-5000 Facsimile No.: (212) 530-5219

          Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

          “Acquisition Proposal” means any offer or proposal from any person (other than Parent and its affiliates) concerning any (A) merger, consolidation, business combination, or similar transaction involving the Company or any Company Subsidiary, (B) direct or indirect sale or other disposition by merger, consolidation, business combination, share exchange or otherwise of assets of the Company or any Company Subsidiary representing 20% or more of the consolidated assets of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of the Company or (D) transaction in which any person shall acquire beneficial ownership, or the right to acquire beneficial ownership or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of the Company or (E) any combination of the foregoing (other than, in each case, the Merger).

          “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

          “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

          “Blue Sky Laws” means state securities or “blue sky” laws.

          “business day” means any day other than a day on which the SEC shall be closed.

           “Company Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) or series of related Effects that (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company taken as a whole with its Subsidiaries or (ii) would materially impede the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any Effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which the Company operates (which changes do not disproportionately affect the Company), (D) any Effect resulting from acts of terrorism or war (which acts do not disproportionately affect the Company), (E) any Effect resulting from a change in the Company’s stock price or the trading volume in such stock, provided, however, that this clause (E) shall not exclude any underlying Material Adverse Effect which may have caused such change in stock price or trading volume, (F) any Effect resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that this clause (F) shall not exclude the Company’s revenues or earnings themselves or any Effect which may have affected the Company’s revenues or earnings, and (G) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger.

          “contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

          “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

          “Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

          “Environmental Laws” means any applicable federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order, and any enforceable judicial or administrative interpretation thereof, relating to the pollution, the protection of human health or the environment, natural resources or exposure to hazardous materials, substances or wastes.

          “Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

           “ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than the Company that together with the Company is considered, at the relevant time, under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

           “Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           “Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filing of the Registration Statement and the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of shareholder approvals and all other matters related to the transactions contemplated hereto.

           “GAAP” means generally accepted accounting principles as applied in the United States.

           “Governmental Entity” means any government, court, judicial, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether federal, state or local, domestic, foreign or multinational.

           “group” is defined as in the Exchange Act, except where the context otherwise requires.

           “Hazardous Materials” means any materials, substances or wastes that are defined by, or regulated under, any Environmental Law as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including, without limitation, petroleum or petroleum byproducts, asbestos-containing materials and polychlorinated biphenyls.

           “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

           “Intellectual Property Rights” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

           “IRS” means the United States Internal Revenue Service.

           “knowledge” will be deemed to be present when the matter in question was brought to the attention of any officer of Parent or the Company, as the case may be.

           “Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

           “NASDAQ” means the NASDAQ Global Market.

           “Other Filings” means all filings made by or required to be made by, the Company or Parent, as the case may be, with the SEC other than the Registration Statement and the Proxy Statement.

           “Parent Material Adverse Effect” means any Effect or series of related Effects that (i) is materially adverse to the business, assets, liabilities, financial condition or results of operations of Parent taken as a whole with its Subsidiaries or (ii) would materially impede the ability of Parent to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and applicable Law; provided, however, that for purposes of clause (i) above, in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on Parent: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) any Effect resulting from the announcement or pendency of the Merger, (C) any Effect resulting from changes in general economic or capital market conditions or that affect the principal industries in which Parent operates (which changes do not disproportionately affect Parent), (D) any Effect resulting from acts of terrorism or war (which acts do not disproportionately affect Parent), (E) any Effect resulting from a change in the Parent’s stock price or the trading volume in such stock, provided, however, that this clause (E) shall not exclude any underlying Material Adverse Effect which may have caused such change in stock price or trading volume, (F) any Effect resulting from a failure to meet securities analysts’ published revenue or earnings predictions for Parent for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, provided, however, that this clause (F) shall not exclude Parent’s revenues or earnings themselves or any Effect which may have affected Parent’s revenues or earnings, and (G) the initiation of any litigation by any stockholder of the Company relating to this Agreement or the Merger.

           “Parent Principal Stockholders” means Scott K. Ginsburg and Moon Doggie Family Partnership, L.P.

           “Permitted Lien” means (a) liens for Taxes, assessments and governmental or other similar charges that are not yet due or delinquent or that the taxpayer is contesting in good faith through appropriate proceedings, and for which adequate reserves have been set aside in accordance with GAAP, (b) mechanics’, materialmen’s and similar statutory liens arising or incurred in the ordinary course of business for amounts not overdue, and (c) liens that do not materially impair the value of the property subject to such lien or the use of such property in the conduct of the business of the Company or the Company Subsidiaries.

           “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity (including a Governmental Entity) or group (as defined in Section 13(d) of the Exchange Act).

          “SEC” means the Securities and Exchange Commission.

           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

           “Superior Proposal” means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, any Company Subsidiary, any Company Representatives or any other affiliates and which, in the good faith judgment of the Company Board, after consultation with nationally recognized financial advisors, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the person making such proposal (A) if accepted, is reasonably likely to be consummated, and (B) if consummated would result in a transaction that is more favorable to the Company’s stockholders, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal, than the transactions contemplated by this Agreement.

           “Support Agreements” means those certain voting and support agreements entered into by the Parent Principal Stockholders and the Company, in each case on or prior to the date hereof, pursuant to which each of the Parent Principal Stockholders has agreed to vote all shares of Parent Common Stock owned directly or beneficially by such Parent Principal Stockholder in favor of the Share Issuance at the Parent Stockholders’ Meeting and at any adjournment thereof or pursuant to action by written consent, at or by which such action is submitted for the consideration and vote of the stockholders of Parent.

           “Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

           “Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental

Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

          Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Assumed Company Option”	Section 2.4.1
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2.2
“Code”	Recitals
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.7.3
“Company Adverse Recommendation Change”	Section 5.7.3
“Company Benefit Plan”	Section 3.13.1
“Company Board”	Section 3.3.2
“Company Bylaws”	Section 3.1.1
“Company Certificate”	Section 3.1.1
“Company Common Stock”	Section 2.1.1
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.13.1
“Company Financial Advisor”	Section 3.23
“Company Financial Statements”	Section 3.7.1
“Company Material Contract”	Section 3.15.1
“Company Options”	Section 2.4.1
“Company Permits”	Section 3.6.1
“Company Preferred Stock”	Section 3.2.1
“Company Recommendation”	Section 5.7.3
“Company Rights”	Section 2.1.1
“Company Rights Agreement”	Section 2.1.1
“Company SEC Documents”	Section 3.7.1
“Company Stockholder Approval”	Section 3.24
“Company Stock Option Plans”	Section 2.4.1
“Company Stockholders’ Meeting”	Section 5.5.1
“Company Subsidiary”	Section 3.1
“Company Warrant”	Section 2.5
“Confidentiality Agreement”	Section 5.6.2
“Converted Warrant”	Section 2.5
“D&O Insurance”	Section 5.14.2
“DGCL”	Recitals
“Effective Time”	Section 1.2
“ESPP”	Section 4.2.2
“Excess Shares”	Section 2.2.5.1
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1

“Exchange Ratio”	Section 2.1.1
“Indemnitee”	Section 5.14.1
“Insurance Policies”	Section 3.20
“Leased Real Property”	Section 3.22.1
“Material Intellectual Property”	Section 3.18.2
“Merger”	Recitals
“Merger Sub”	Preamble
“Multiemployer Plan”	Section 3.13.6
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Benefit Plan”	Section 4.13.1
“Parent Board”	Section 4.3.1
“Parent Bylaws”	Section 4.1.1
“Parent Certificate”	Section 4.1.1
“Parent Common Stock”	Section 2.1.1
“Parent Disclosure Schedule”	Article 4
“Parent Financial Advisor”	Section 4.24
“Parent Financial Statements”	Section 4.7.1
“Parent Insurance Policies”	Section 4.20
“Parent Leased Real Property”	Section 4.22.1
“Parent Material Contracts”	Section 4.15.1
“Parent Options”	Section 4.2.2
“Parent Permits”	Section 4.6.1
“Parent Preferred Stock”	Section 4.2.1
“Parent SEC Documents”	Section 4.7.1
“Parent Stockholder Approval”	Section 4.3.3
“Parent Stockholders’ Meeting”	Section 5.5.2
“Parent Stock Option Plans”	Section 4.2.2
“Parent Subsidiary”	Section 4.1
“Parent Warrants”	Section 4.2.2
“Proxy Statement”	Section 5.4.1
“Registration Statement”	Section 5.4.1
“Representatives”	Section 5.6.1
“Sarbanes-Oxley Act”	Section 3.7.1
“Section 16”	Section 5.13.1
“Share Issuance”	Section 4.3.1
“Surviving Corporation”	Section 1.1

          Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

          Section 8.7 Entire Agreement. This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

          Section 8.8 Assignment. No party may assign this Agreement without the prior written consent of the other parties, and any such prohibited assignment shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective legal representatives, successors and assigns of the parties hereto.

          Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.14, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

          Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

                    Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

                    Section 8 11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (and in the case of appeals, and applicable appellate court therefrom), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any such court, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in such court, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                    Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

                    Section 8.12 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

                    Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[signature page follows]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DG FASTCHANNEL, INC.

By:	/s/ Scott K. Ginsburg

Name:

Title:

DG ACQUISITION CORP. VI.

By:	/s/ Scott K. Ginsburg

Name:

Title:

ENLIVEN MARKETING TECHNOLOGIES CORPORATION

By:	/s/ Patrick Vogt

Name:	Patrick Vogt

Title:	CEO